EXHIBIT 99.1

SECURED REVOLVING CREDIT AGREEMENT

THIS SECURED REVOLVING CREDIT AGREEMENT (this “Agreement”), is made as of April 4, 2012, by and between BLACK RIDGE OIL & GAS, INC., a Delaware corporation (the ”Borrower”), and DOUGHERTY FUNDING LLC, a Delaware limited liability company (the ”Lender”).

W I T N E S S E T H:

WHEREAS, the Borrower has requested that the Lender establish a $10,000,000 secured revolving line of credit; and

WHEREAS, the Lender is willing to agree to the foregoing in accordance with the terms and subject to the conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.   DEFINITIONS.  As used herein, the following terms shall have the following meanings for the purpose of this Agreement and the documents related hereto unless the context in which such term is used clearly requires otherwise:

A.   Advance:  a disbursement by the Lender of a portion of the Revolving Line hereunder.

B.   Affiliate:  any subsidiary of the Borrower or any entity that controls, is controlled by, or is under common control with the Borrower.

C.   Anti-Terrorism Laws:  any applicable law relating to terrorism or money laundering, including Executive Order No. 13224, the USA PATRIOT Act, the applicable laws comprising or implementing the Bank Secrecy Act, and the applicable laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing applicable laws may from time to time be amended, renewed, extended, or replaced).

D.   Authorization for Expenditure:  any document received by the Borrower with respect to a Borrower Property that, consistent with industry practice, is a notice of a proposed well to be drilled with respect to which the Borrower would have a working interest because of the Borrower Property, including, without limitation, any invitation to participate in drilling received by the Borrower pursuant to Section 38-08 of the North Dakota Century Code and Section 43-02-03 of the North Dakota Administrative Code (or any successor provision to either).

E.   Balance Sheet Available Cash:  at any particular time, the aggregate amount of the following assets of the Borrower:  (i) unrestricted cash, (ii) obligations issued or guaranteed by the United States of America or any agency thereof, (iii) commercial paper with maturities of not more than 180 days and a published rating of not less than A-1 or P-1 (or the equivalent rating), (iv) certificates of time deposit and bankers’ acceptances having maturities of not more than 180 days and repurchase agreements backed by United States government securities of a commercial bank if (I) such bank has a combined capital and surplus of at least $500,000,000, or (II) its debt obligations, or those of a holding company of which it is a subsidiary, are rated not less than A (or the equivalent rating) by a nationally recognized investment rating agency, (v) U.S. money market funds that invest solely in obligations issued or guaranteed by the United States of America or an agency thereof.

F.   Balance Sheet Available Cash Shortfall:  as of any date, the failure of the Balance Sheet Available Cash to satisfy the requirements set forth in Section 14(J) hereof.

G.   Borrower Mortgage:  individually and collectively, (i) the nine (9) Mortgages, Assignments, Security Agreements, Fixture Filings, and Financing Statements dated as of April 4, 2012 given by the Borrower for the benefit of the Lender pursuant to which the Borrower has granted to the Lender a first mortgage lien on the Borrower Property to secure repayment of the Note and (ii) any Mortgage, Assignment, Security Agreement, Fixture Filing, and Financing Statement in the form attached as Exhibit A that the Borrower subsequently gives for the benefit of the Lender as to subsequently acquired Borrower Property.

H.   Borrower Property:  the property located in North Dakota, more particularly described in each of the nine (9) Borrower Mortgage that is being executed in connection with the execution of this Agreement and any property, whether in North Dakota or elsewhere, that the Borrower subsequently acquires for purposes of oil or gas production.  All of the Borrower Property also is identified on Schedule I attached hereto and made a part hereof, and it will be updated from time to time if, and as, the Borrower acquires additional Borrower Property.

I.   Borrower Security Agreement:  individually and collectively, (i) the Security Agreement dated as of April 4, 2012, by and between the Borrower and the Lender, pursuant to which the Borrower has assigned to the Lender all of its right, title and interest under agreements now or hereafter entered into with respect to the Collateral to secure repayment of the Note and (ii) any Security Agreement in the form attached as Exhibit B into which the Borrower and the Lender subsequently enter as to subsequently acquired Collateral.

J.   Borrowing Base:  at any time, the lesser of (i) the Maximum Line; and (ii) the sum of (I) the Borrower’s pro-rata share of development and production costs for wells that relate to Borrower Property for which there is a valid and enforceable Authorization for Expenditure and that are incurred from and after the date of this Agreement, (II) the cumulative amount that the Borrower paid from its own funds or from funds that it borrowed from Prenante5, LLC pursuant to the Revolving Credit and Security Agreement dated May 2, 2011 between them to pay the Borrower’s pro-rata share of development and production costs for wells that relate to Borrower Property for which there now continues to be a valid and enforceable Authorization for Expenditure and that were not in production as of the Borrower’s last reserve report dated June 30, 2011, and (III) the cumulative amount of expenditures paid or incurred with respect to such other purposes as are approved by the Lender in writing.  The Borrowing Base does not include operating costs with respect to a well even if any such operating cost is identified on a Joint Interest Billing Statement.

K.   Borrowing Base Certificate:  the spreadsheet (or other format that is acceptable to the Lender) prepared by the Borrower that summarizes the costs or expenditures that are included in the Borrowing Base.

L.   Business Day:  any day other than a Saturday or Sunday or a legal holiday on which the Lender is not open for business.

M.   Certificate of Chief Financial Officer:  a certificate in the form attached as Exhibit C hereto, to be signed by the Chief Financial Officer of the Borrower.

N.   Collateral:  shall mean and include:

(a)   all Receivables;

(b)   all Equipment;

(c)   all General Intangibles;

(d)   all Inventory;

(e)   all Investment Property;

(f)   all of the Borrower’s right, title and interest in and to, whether now owned or hereafter acquired and wherever located, (i) its respective goods and other property including, but not limited to, all merchandise returned or rejected by Customers, relating to or securing any of the Receivables; (ii) all of the Borrower’s rights as a consignor, a consignee, an unpaid vendor, mechanic, artisan, or other lienor, including stoppage in transit, setoff, detinue, replevin, reclamation and repurchase; (iii) all additional amounts due to the Borrower from any Customer relating to the Receivables; (iv) other property, including warranty claims, relating to any goods securing the Note and the Advances; (v) all of the Borrower’s contract rights, rights of payment that have been earned under a contract right, instruments (including promissory notes), documents, chattel paper (including electronic chattel paper), warehouse receipts, deposit accounts, letters of credit and money, including all right, title and interest in and to the WPT License Agreement; (vi) all commercial tort claims (whether now existing or hereafter arising) and all other litigation claims (whether now existing or hereafter arising), including all of the Borrower’s right, title and interest in and to (I) the litigation against Deloitte & Touche and (II) the litigation relating to the WPT License Agreement and the WPT Royalties; (vii) if and when obtained by the Borrower, all real and personal property of third parties in which the Borrower has been granted a lien or security interest as security for the payment or enforcement of Receivables; (viii) all letter of credit rights (whether or not the respective letter of credit is evidenced by a writing); (ix) all supporting obligations; and (x) any other goods, personal property or real property now owned or hereafter acquired in which the Borrower expressly has granted a security interest or may in the future grant a security interest to the Lender under the Borrower Security Agreement, or in any amendment or supplement thereto, or under any other agreement between the Lender and the Borrower;

(g)   all of the Borrower’s ledger sheets, ledger cards, files, correspondence, records, books of account, business papers, computers, computer software (owned by the Borrower or in which it has an interest), computer programs, tapes, disks and documents relating to (a), (b), (c), (d), (e), or (f) of this definition; and

(h)   all proceeds and products of (a), (b), (c), (d), (e), (f), and (g) in whatever form, including, but not limited to:  cash, deposit accounts (whether or not comprised solely of proceeds), certificates of deposit, insurance proceeds (including hazard, flood and credit insurance), negotiable instruments and other instruments for the payment of money, chattel paper, security agreements, documents, eminent domain proceeds, condemnation proceeds and tort claim proceeds.

O.   Contingent Liabilities:  (a) any guarantees and endorsements for the obligation of any person or entity entered into or incurred by the Borrower directly or indirectly, (b) other contingent liabilities for borrowed money to any other person, party or entity entered into or incurred by the Borrower directly or indirectly, and (c) other contracts entered into by the Borrower that, in economic effect, are substantially equivalent to a guaranty of any obligation of any other person, party or entity, that exist on an applicable date, other than endorsements of negotiable instruments for deposit or collection in the ordinary course of business.

P.   Customer: the account debtor with respect to any Receivable and/or the prospective purchaser of goods, services or both with respect to any contract or contract right, and/or any party who enters into or proposes to enter into any contract or other arrangement with the Borrower, pursuant to which the Borrower is to deliver any personal property or perform any services.

Q.   Defensible Title: with respect to each Borrower Property, title that (a) entitles the Borrower to receive (free and clear of all royalties, overriding royalties and net profits interests or other burdens on or measured by the production of Hydrocarbons, without regard to whether such interest appears of record) not less than the anticipated “Net Revenue Interest” or “Net Royalty Interest” percentage that the Borrower previously has provided to the Lender with respect to such Borrower Property (subject to deviations that are acceptable to the Lender) with respect to such Borrower Property in all Hydrocarbons produced, saved and marketed from the Borrower Property for the productive life of the Borrower Property, free and clear of all liens except the Permitted Interests and (b) obligates the Borrower to bear costs and expenses relating to the maintenance, development and operation of such Borrower Property in an amount not greater than the anticipated “Working Interest” percentage that the Borrower previously has provided to the Lender with respect to such Borrower Property (subject to deviations that are acceptable to the Lender) for the productive life of such Borrower Property.

R.   Environmental Law:  all federal, state, and local environmental, land use, zoning, health, chemical use, safety, and sanitation laws, statutes, ordinances, and codes relating to the protection of the environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production, or disposal of Hazardous Substances, now or hereafter in force, and all rules, regulations, decisions, orders, and directives of federal, state, and local governmental agencies and authorities with respect thereto, now or hereafter in force.

S.   Equipment:  all of the Borrower’s equipment whether now owned or hereafter acquired and wherever located including all equipment, machinery, apparatus, motor vehicles, fittings, furniture, furnishings, fixtures, parts, accessories and all replacements and substitutions therefor or accessions thereto.

T.   ERISA:  Employee Retirement Income Security Act of 1974.

U.   Equity Offering:  An issuance of additional equity in the Borrower after the date of this Agreement pursuant to which the Borrower receives, in one or a series of transactions, net, additional equity capital in an amount of at least Ten Million and no/100 Dollars ($10,000,000.00).

V.   Event of Default:  any one or more of the events listed in Section 15(A) hereof.

W.   GAAP:  generally accepted accounting principles in effect in the United States as of the time the principles are applied.

X.   General Intangibles:  all of the Borrower’s general intangibles, whether now owned or hereafter acquired, including all payment intangibles, all choses in action, causes of action, corporate or other business records, inventions, designs, patents, patent applications, equipment formulations, manufacturing procedures, quality control procedures, trademarks, trademark applications, service marks, trade secrets, goodwill, copyrights, design rights, software, computer information, source codes, codes, records and updates, registrations, licenses, franchises, customer lists, tax refunds, tax refund claims, computer programs, all claims under guaranties, security interests or other security held by or granted to the Borrower to secure payment of any of the Receivables by a Customer (other than to the extent covered by Receivables) all rights of indemnification and all other intangible property of every kind and nature (other than Receivables).

Y.   Hazardous Substance:  without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, waste materials relating to hazardous waste disposal, or any other material that is subject to regulation under Environmental Law.

Z.   Held By Production:  compliance with the relevant lease term that permits the Borrower to extend the terms of the original lease for the life of a producing well, even if that term goes beyond the stipulated term of the original lease.

AA.   Hydrocarbons:  oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

BB.   Indebtedness:  collectively, (i) all liabilities for borrowed money, (ii) all liabilities secured by any mortgage, pledge, security interest or lien existing on property owned subject to such mortgage, pledge, security interest or lien whether or not the indebtedness secured thereby shall have been assumed, (iii) all liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for the Borrower’s account (regardless of whether representing liabilities for borrowed money), and (iv) the implied debt component of any off-balance sheet financing arrangement.

CC.   Inventory:  all of the Borrower’s now owned or hereafter acquired goods, merchandise and other personal property, wherever located, to be furnished under any consignment arrangement, contract of service or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in the Borrower’s business or used in selling or furnishing such goods, merchandise and other personal property, and all documents of title or other documents representing them.  Inventory shall include specifically, but not be limited to, petroleum, natural gas, and other minerals, chemicals and substances extracted from under the ground by way of any extraction procedures or processes.

DD.   Investment Property:  all of the Borrower’s now owned or hereafter acquired securities (whether certificated or uncertificated), securities entitlements, securities accounts, commodities contracts and commodities accounts

EE.   Joint Interest Billing Statement:  any statement received by the Borrower from an operator/driller of a well relating to a valid and enforceable Authorization for Expenditure with respect to a Borrower Property that requests the Borrower’s payment of the portion of the expenditures set forth in the statement that is equal to the Borrower’s “Working Interest” percentage with respect to the well.

FF.   Loan Documents:  this Agreement, the Note, the Borrower Mortgage, and the Borrower Security Agreement, as the same may be amended from time to time, and any and all other documents now or hereafter executed and delivered to the Lender pursuant hereto.

GG.   Material Adverse Effect:  a material adverse effect on the business, properties, operations, assets, liabilities, or condition (financial or otherwise) of the Borrower.

HH.   Maturity Date:  March 31, 2014, subject to extension as provided in Section 7(B) hereof.

II.      Maximum Line:  Ten Million and no/100 Dollars ($10,000,000.00).

JJ.      Note: that certain Secured Revolving Note of even date herewith, executed by the Borrower in the original principal amount of Ten Million and no/100 Dollars ($10,000,000.00) and payable to the order of the Lender.

KK.   Organizational Documents:  collectively, the following documents, each of which shall be in form and substance acceptable to the Lender:

(1)   a copy of the Articles of Incorporation for the Borrower, duly certified by the Secretary of State of the State of Delaware;

(2)   a copy of the Bylaws for the Borrower, duly certified by an officer of the Borrower;

(3)   a current Certificate of Good Standing for the Borrower, duly issued by the Secretary of State of the State of Delaware;

(4)   a copy of the Articles of Foreign Registration for the Borrower, duly certified by the Secretary of State of the State of Minnesota;

(5)   a current Certificate of Good Standing for the Borrower, duly issued by the Secretary of State of the State of Minnesota;

(6)   a copy of the Articles of Foreign Registration for the Borrower, duly certified by the Secretary of State of the State of North Dakota;

(7)   a current Certificate of Good Standing for the Borrower, duly issued by the Secretary of State of the State of North Dakota;

(8)   a copy of the resolutions of the board of directors of the Borrower authorizing the execution, delivery and performance of the Loan Documents to which the Borrower is a party, duly certified by an officer of the Borrower; and

(9)   an opinion of counsel for the Borrower, dated as of the date hereof and acceptable in form and substance to the Lender.

LL.   Permitted Interests:  with respect to Borrower Property or Collateral, as applicable, (a) the liens and encumbrances as set forth in the Borrower Mortgage or otherwise consented to in writing by the Lender, (b) liens for taxes, assessments or other governmental charges or levies which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (c) liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (d) statutory landlord’s liens, operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, construction or other like liens arising by operation of law in the ordinary course of business or incident to the exploration, development, operation and maintenance of Borrower Properties each of which is in respect of obligations that are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (e) contractual Liens that arise in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, royalty agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements and other agreements which are usual and customary in the oil and gas business and are for claims which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP, provided that any such lien referred to in this clause does not materially impair the use of the Borrower Property or the Collateral covered by such lien for the purposes for which such Borrower Property or Collateral is held by the Borrower or materially impair the value of such Borrower Property or Collateral subject thereto; (f) liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution, provided that no such deposit account is a dedicated cash collateral account; (g) easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any Borrower Property for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, and liens related to surface leases and surface operations, that do not secure any monetary obligations and which in the aggregate do not materially impair the use of such Borrower Property for the purposes of which such Borrower Property is held by the Borrower or materially impair the value of such Borrower Property subject thereto; (h) liens on cash or securities pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business, (i) judgment and attachment liens not giving rise to an Event of Default, provided that any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired and no action to enforce such Lien has been commenced, and (j) Permitted Seller Acreage Purchase Financing; provided, however, that any lien described in clauses (b) through (f), (h), and (i) shall remain a Permitted Interest only for so long as (x) no action to enforce such lien has been commenced and (y) other than the lien of any such Permitted Interest that is senior by operation of law without regard to any action taken or alleged taken by the Borrower or the Lender regarding such seniority, no subordination of the first priority lien granted in favor of the Lender to the lien of such Permitted Interest has occurred (as no intention to subordinate the first priority lien granted in favor of the Lender is to be hereby implied or expressed by the permitted existence of such Permitted Interests).

MM.   Permitted Seller Acreage Purchase Financing:  any lien placed upon acreage that is hereafter acquired by the Borrower in favor of the transferor of such acreage (but not any other third party) to secure any deferred portion of the purchase price for such acreage; provided, however, (i) that such acreage does not have any producing wells, or the existence of producing wells on such acreage is acceptable to the Lender, (ii) that (A) any such lien is strictly limited to the acreage acquired by the Borrower from such transferor in the subject transaction and the Lender-acceptable producing wells, if any, on such acreage at the time of such acreage acquisition and (B) the Lender has a second lien on such acreage and any Lender-acceptable producing wells in existence at the time of the acreage acquisition and a first lien on any subsequent producing wells on such acreage, and (iii) that, in connection with the acquisition of such acreage, the Borrower acquires legal title (rather than only equitable title as a vendee or similar characterization) to, and beneficial ownership, of such acreage, and the transferor does not continue to hold legal title to such acreage (i.e., no contract for deed or similar form of seller financing is permitted).

NN.   Person:  any natural person, firm, partnership, corporation, limited liability company, governmental authority or agency and any other public or private legal entity.

OO.   Quarterly Compliance Certificate:  a compliance certificate, in the form attached as Exhibit D hereto, to be executed and delivered by a Senior Officer of Borrower to the Lender within ten (10) days following the end of each quarter, certifying, based on an examination sufficient to permit such officer to make an informed statement, that no Balance Sheet Available Cash Shortfall occurred during, or exists as of the end of, such quarter, and such certificate shall have appended thereto calculations that evidence and support that no Balance Sheet Available Cash Shortfall exists as of the end of such quarter.

PP.   Revolving Credit Expiration Date:  the earlier of (i) the Maturity Date, or (ii) the date on which an Event of Default occurs hereunder.

QQ.   Revolving Line:  the secured revolving line of credit established pursuant to Section 2 hereof.

RR.   Receivables:  all of the Borrower’s accounts, contract rights, instruments (including those evidencing Indebtedness owed to the Borrower by its Affiliates), documents, chattel paper (including electronic chattel paper), general intangibles relating to accounts, drafts and acceptances, credit card receivables and all other forms of obligations owing to the Borrower arising out of or in connection with the sale or lease of Inventory or the rendition of services, all supporting obligations, guarantees and other security therefor, whether secured or unsecured, now existing or hereafter created, and whether or not specifically sold or assigned to the Lender hereunder, including, without limitation, the WPT Royalties and the Working Interest Payments.

SS.   SEC:  the United States Securities and Exchange Commission and any successor thereto.

TT.   Senior Officer:  the Chief Executive Officer or the Chief Financial Officer of the Borrower

UU.   Working Interest Payments:  any distributions, dividends and/or payments received by the Borrower or any subsidiary of the Borrower as a result of any working interest the Borrower or any subsidiary of the Borrower may have with respect to any working interest in any oil and gas well, which also may be known as “Net Revenue Interest,” “Net Royalty Interest,” “NRI,” or similar terms.

VV.   WPT License Agreement:  that certain License Agreement between the Borrower and a subsidiary of PartyGaming, PLC.

WW.   WPT Royalties:  any and all royalties, licenses and/or payments received by the Borrower in respect of the WPT License Agreement.

2.   REVOLVING LINE OF CREDIT.  Upon the terms and subject to the conditions hereinafter set forth, the Lender shall make Advances to the Borrower pursuant to this Section 2 from time to time until but excluding:  (i) the Revolving Credit Expiration Date, or (ii) the date on which the Revolving Line is terminated pursuant to either Section 15(B) or Section 18(M), whichever first occurs, at such time and in such amount as to each Advance as the Borrower shall request, up to but not exceeding in aggregate principal amount at any one time outstanding the Borrowing Base.  The Revolving Line shall be used exclusively (i) to fund, or to reimburse the Borrower for, the Borrower’s pro-rata share of development and production costs for oil wells that relate to Borrower Property for which there is a valid and enforceable Authorization for Expenditure and that are incurred from and after the date of this Agreement, (ii) to reimburse the Borrower for amounts that the Borrower paid from its own funds or from funds that it borrowed from Prenante5, LLC pursuant to the Revolving Credit and Security Agreement dated May 2, 2011 between them to pay the Borrower’s pro-rata share of development and production costs for oil wells that relate to Borrower Property for which there now continues to be a valid and enforceable Authorization for Expenditure and that were not in production as of the Borrower’s last reserve report dated June 30, 2011, and (iii) such other purposes as are approved by the Lender in writing.  The Revolving Line may not be used by the Borrower to acquire Borrower Property.  Subject to and upon the terms and conditions hereinafter set forth, the Borrower may borrow, repay and re-borrow within the limit of the Borrowing Base under this Section 2 from the date hereof to but excluding (i) the Revolving Credit Expiration Date, or (ii) the date on which the Revolving Line is terminated pursuant to Section 15(B) or Section 18(M), whichever occurs first.

The Borrower may not request more than one (1) Advance per month, except that, in addition to the initial Advance, which the Borrower intends to request in April 2012, the Borrower may request an additional, subsequent Advance in April 2012.  Each request for an Advance shall be in a minimum amount of $500,000 and shall be accompanied by a request for Advance in the form of the attached Exhibit E.  The Borrower will provide the request for Advance at least ten (10) Business Days prior to the requested date of the Advance.

The aggregate balance of Advances outstanding at any time shall not exceed the Borrowing Base.

Any sums expended by the Lender due to the Borrower’s failure to perform or to comply with its obligations under this Agreement or any other Loan Document shall be an additional Advance and shall be due and payable on demand.

3.   NOTE.  The obligation of the Borrower to repay any and all Advances made pursuant to Section 2 hereof shall be evidenced by the Note.

4.   MANNER OF BORROWING.  Each time the Borrower desires to obtain an Advance pursuant to Section 2 hereof, the Borrower shall request the Advance in writing.  Each such request must specify the date of the requested Advance and the amount thereof.  Prior to the Lender’s making an Advance, the conditions set forth in Section 12 hereof or otherwise in this Agreement shall be satisfied.  The Lender will make an Advance directly to the Borrower, and as to any amount of an Advance that is not a reimbursement to the Borrower, the Borrower will pay promptly after the Borrower’s receipt of the Advance the amount or the amounts to the person or persons that are to be paid with any such amount.

5.   UNUSED FACILITY FEE.  The Borrower shall pay to the Lender on each May 1, August 1, November 1, and February 1, commencing August 1, 2012, a fee equal to the product of (i) one-quarter of one percent (0.25%) and (ii) the average amount of the unused and unadvanced amount of the Maximum Line for the calendar quarter preceding the payment date (with the average equaling the sum of such unused and unadvanced amount with respect to each day during such calendar quarter divided by the number of days in such calendar quarter).

6.   INTEREST.  Interest on the unpaid principal balance of the Note shall accrue at the following per annum rates (as determined at the commencement of each monthly interest accrual period):  (i) unless, and except to the extent that, clause (ii) applies, nine percent (9.0%); and (ii) if the Equity Offering has not been completed successfully and if the then-outstanding unpaid principal balance of the Note exceeds Five Million and no/100 Dollars ($5,000,000.00), nine and one-half percent (9.5%) on such balance in excess of Five Million and no/100 Dollars ($5,000,000.00).

Interest on the unpaid principal balance of the Note shall be computed on the basis of a 360-day year, but shall be charged for the actual number of days interest is unpaid (actual ÷ 360).

If the Note has not been repaid on or before the Revolving Credit Expiration Date, or if an Event of Default occurs, then the unpaid principal balance shall thereafter accrue interest at an annual rate of two percent (2.0%) per annum in excess of the rate or rates otherwise payable hereunder, as such rate changes from time to time (the “Default Rate”), until the unpaid principal balance is paid in full or such Event of Default is cured.

If, for any reason whatsoever, the interest and other consideration payable to the Lender under the Loan Documents exceeds the limit prescribed by any applicable usury statute or any other applicable law, then such interest and other consideration shall be reduced to the limit provided in such statute or law, so that in no event shall such interest and other consideration be in excess of such limit.  If any payments of interest or other consideration have been made to the Lender in excess of such limits, such excess amount shall be applied to the principal balance or, if the Note has been fully paid, refunded to the Borrower.

7.   PAYMENTS.  The principal balance and accrued interest on the Note shall be payable as follows:

A.    All then-accrued interest is payable on a monthly basis beginning on May 1, 2012, and on the same day of each month thereafter, plus a final interest payment with the final payment of principal;

B.    If at any time the sum of all outstanding Advances exceeds the Borrowing Base, the Borrower will make within ten (10) days after such excess arises (unless, before then, the Borrower receives cash from a third party relating to such excess, in which event the Borrower will pay such excess immediately upon receiving such cash), a payment of principal on the Note in an amount at least equal to such excess, together with accrued interest on the amount of such principal paid to the date of such payment; and

C.    The entire unpaid principal balance and all accrued interest shall be due and payable in full on the Maturity Date; provided, however, that the Maturity Date may be extended two (2) times, each time for an additional one- (1-) year period, at the written request of the Borrower given to the Lender no earlier than sixty (60) days prior to the expiration of the then-existing Maturity Date provided that (i) as of both the date of the Borrower’s written request and such then-existing Maturity Date, the Borrower complies with the requirements of Section 12 (other than Section 12(B)) as if the request to extend was a request to Advance and (ii) with respect to each extension, the Borrower pays to the Lender on the first Business Day of the extended period an extension fee in the amount of One Hundred Thousand and no/100 Dollars ($100,000.00).

All payments shall be applied first to accrued interest, then to late payment charges, and then to the payment of the principal balance; provided, however, if an Event of Default exists, the Lender may elect to apply any payments in any order as it deems appropriate.  Payments of principal of, and interest on, the Note and all late payment charges, fees, expenses and other obligations of the Borrower under the Loan Documents that are payable to the Lender shall be made to the Lender without setoff or counterclaim in immediately available funds not later than 1:00 p.m. (Minneapolis time) on the due date thereof at the Lender’s main office in Minneapolis, Minnesota.  Funds received after such time shall be deemed to have been received on the next Business Day.  Whenever any payment to be made under the Loan Documents shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time, in the case of a payment of principal, shall be included in the computation of any interest on such principal payment.

If any required payment of principal pursuant to Section 7(B) hereof or of interest hereunder is not made within five (5) days after the due date thereof, the Borrower shall pay to the Lender a late payment charge equal to five percent (5.0%) of the amount of the overdue payment, for the purpose of reimbursing the Lender for a portion of the expense incident to handling the overdue payment.  If the required payment of principal, accrued interest, and other amounts, if any, payable under this Agreement at the Maturity Date or upon an acceleration of the Loan is not made within thirty (30) days after the due date thereof, the Borrower shall pay to the Lender a late payment charge equal to three percent (3.0%) of the amount of the overdue payment, for the purpose of reimbursing the Lender for a portion of the expense incident to handling the overdue payment.  This late payment charge shall not be prorated on a daily basis as payments are received by the Lender.  This provision shall not be deemed to excuse a late payment or to be a waiver of any other rights that the Lender may have, including the right to declare the entire unpaid principal balance and accrued interest immediately due and payable.  The Borrower agrees that the “late payment charge” is a provision for liquidated damages and represents a fair and reasonable estimate of the damages that the Lender will incur by reason of the late payment, considering all circumstances known to the Borrower and the Lender on the date hereof.  The Borrower further agrees that proof of actual damages will be difficult or impossible.

The Lender will have the right to pay accrued interest or principal on the Note and any and all other amounts due and payable under the Loan Documents by debiting any account of the Borrower at the Lender or by making an Advance against the Revolving Line, without further authorization of the Borrower.

The Borrower shall pay principal, interest, and all other amounts payable under this Agreement, or under any other Loan Document, without any deduction whatsoever, including, but not limited to, any deduction for any setoff or counterclaim.

8.   REPAYMENT AND RE-BORROWING OF ADVANCES.  During the term of this Agreement, Borrower from time-to-time may repay all or any portion of the outstanding balance of the Advances and may re-borrow all or a portion of the amount of a repaid Advance in accordance with the provisions of this Agreement.  A repayment pursuant to this Section 8 shall be paid on an interest payment date, as set forth in Section 7.  The Borrower’s payment in full of all then-outstanding Advances will be a payment pursuant to this Section 8 and not pursuant to Section 9 unless the Borrower has given to the Lender prior written notice of its intent to prepay pursuant to Section 9.

9.   PREPAYMENT.  The Note and all then-outstanding Advances, accrued interest, and all other amounts, if any, payable under this Agreement may be prepaid in whole at any time without penalty or premium provided that the Borrower has given to the Lender written notice of the intent to prepay pursuant to this Section 9 at least thirty (30) days prior to the date of the prepayment.  If the Borrower prepays pursuant to this Section 9, the Lender will not be obligated under this Agreement to make any additional Advances to the Borrower, the Lender will mark the Note as satisfied in full and will return the marked Note to the Borrower, the Lender will execute terminations in recordable form with respect to the Borrower Mortgage and the UCC filings relating to the Collateral and will provide them to the Borrower who may file them, and this Agreement will terminate (except as to provisions hereof that expressly survive the termination of this Agreement).

10.   [INTENTIONALLY OMITTED]

11.   CONDITIONS PRECEDENT.  As a condition precedent to the extension by the Lender of the Revolving Line hereunder, the following conditions must be satisfied.

A.   The following agreements, documents and other items shall have been executed and/or delivered to the Lender by the party indicated, each of which documents, agreements and other items shall be in form and substance acceptable to the Lender:

(1)   This Agreement, duly executed and delivered by the Borrower.

(2)   The Note, duly executed and delivered by the Borrower.

(3)   The Borrower Security Agreement, duly executed and delivered by the Borrower.

(4)   The Borrower Mortgage, duly executed and delivered by the Borrower.

(5)   The Organizational Documents, together with an incumbency certificate dated the closing date and executed by an officer of the Borrower with respect to the Organizational Documents other than the opinion.

(6)   Such other papers and documents as may be required by this Agreement or as the Lender otherwise reasonably may require.

B.   Closing Costs.  The Borrower shall have paid all closing costs, including without limitation attorney fees and other costs incurred by the Lender with respect to the establishment of the Revolving Line.

C.   Preclosing Requirements.  The Borrower shall have delivered to Lender the following, each in form and substance acceptable to Lender:

(1)   Financial Statements.  The Borrower’s most recent Form 10-K and the most recent Form 10-Q, each as filed with the SEC.

(2)   Insurance.  Evidence of insurance maintained by the Borrower that is acceptable to the Lender and that names the Lender and any participant as an additional insured and/or loss payee, as applicable, and evidence of the Borrower’s requesting in the elections to participate that the Borrower previously has delivered to drillers/operators in response to Authorizations for Expenditure that a driller/operator include the Borrower in all insurance policies maintained by the driller/operator that provide coverage with respect to the well to be drilled.

(3)   Organizational Documents.  A copy of the Organizational Documents.

(4)   Authorizations for Expenditure.  Copies of all Authorizations for Expenditure that currently apply with respect to Borrower Property.  All such Authorizations for Expenditure will be in full force and effect.  The Borrower also will provide a copy of any Authorization for Expenditure that the Borrower has received but as to which the Borrower has not made an election to participate and for which the period to elect to participate has not expired.  The Borrower also will provide a list of the Authorizations for Expenditure that the Borrower previously had received as to which the Borrower did not elect to participate, if any.

(5)   Projected Operating Budget.  A copy of the projected operating budget that the Borrower provided to Prenante5, LLC with respect to the Borrower’s fiscal year 2012.

(6)   Other.  Such other documents as the Lender otherwise reasonably may require.

D.   Searches.  The Lender shall have received the results of UCC, lien, judgment,  and other searches that it requested, and the searches are acceptable to the Lender.

E.   Borrower Property; Collateral.  The Borrower shall have delivered to Lender, each in form and substance acceptable to Lender, a schedule as to all of the Borrower Property of the Borrower, copies of all documents by which the Borrower acquired its interests in the Borrower Property, copies of all landman reports or title opinions that Borrower received with respect to the Borrower Property, and a description of all other reports, documents, opinions, or other materials received by the Borrower with respect to the Borrower Property and a copy of any such other reports, documents, opinions, or other materials that the Lender requests.  The Borrower represents that it has not obtained title insurance with respect to any Borrower Property.  The Lender, in its sole discretion, will have determined that the Borrower’s rights with respect to the Borrower Property and the Collateral are acceptable.  The Lender reserves the right to require, at the Borrower’s expense, title insurance with respect to the Borrower’s rights in the Borrower Property if title insurance later becomes commercially available and is requested by lenders as to loan transactions that are comparable to this transaction between the Borrower and the Lender.

F.   Filings, Registrations, and Recordings.  Other than the releases and terminations to which Section 12(H) refers, each document (including any Uniform Commercial Code financing statement) required by this Agreement, any other Loan Document, or under law, or reasonably requested by the Lender, to be filed, registered, or recorded to create, in favor of the Lender, a first perfected security interest in or lien upon the Borrower Property or the Collateral (including the filing of a UCC-1 financing statement in the State of North Dakota, any other state in which Borrower Property is located, and the State of Delaware), subject to Permitted Interests, have been executed in recordable form, and the originals of such documents have been delivered to counsel for the Lender for filing and recording together with all amounts required for the payment of any necessary fee, tax or expense to file and to record.

12.   CONDITIONS TO AN ADVANCE.  The Lender will not be required to make any Advance unless and until the following conditions, and any other requirements required by this Agreement or any other Loan Document, have been satisfied by the Borrower, each in a manner acceptable to the Lender, and each request by the Borrower shall be a representation and warranty by the Borrower that, as of the date that the Lender makes the Advance, the following conditions, and any other requirements required by this Agreement or any other Loan Document, have been satisfied by the Borrower:

A.   Warranties and Representations True.  All warranties and representations made in the Loan Documents shall remain true and correct in every material respect as if made on the date of the disbursement of an Advance.

B.   Documents to be Furnished for Each Advance.  At least ten (10) Business Days prior to each requested disbursement, the Borrower shall have furnished to the Lender the documents and information required for a disbursement pursuant to this Agreement, and the documents and information are acceptable to the Lender, including the following documents and information:

(1)   A copy of each executed Authorization for Expenditure, which will be in full force and effect, with respect to which amounts requested pursuant to the disbursement will be applied.  If the Borrower previously has provided to the Lender any such Authorization for Expenditure, rather than providing another copy, the Borrower may identify to the Lender the Authorization for Expenditure.

(2)   A copy of (i) a Borrowing Base Certificate that (a) establishes that the sum of (I) the then-outstanding amount of all Advances and (II) the amount that is being requested with respect to the Advance that is being requested does not exceed the Borrowing Base and (b) summarizes each Joint Interest Billing Statement with respect to which amounts requested pursuant to the disbursement will be applied and the Borrower’s confirmation that the Borrower’s “Working Interest” percentage that is being applied with respect to each such Joint Interest Billing Statement is consistent with the Authorization for Expenditure to which such Joint Interest Billing Statement relates, (ii) each Joint Interest Billing Statement with respect to which amounts requested pursuant to the disbursement will be applied, and (iii) any back-up, expenditure information to the Joint Interest Billing Statement that the Lender requests.

(3)   A description, or copies, of all other documents that were provided to the Borrower with respect to the Joint Interest Billing Statement (other than the back-up, expenditure information) or the well to which it relates since the last requested disbursement with respect to such well and, if a description if provided, a copy of any such document that the Lender requests.

(4)   As to (i) any expenditure for which the Borrower is requesting reimbursement and (ii) any expenditure as to which the Borrower requested in the immediately preceding disbursement an advance with which to pay the expenditure, proof of the payee’s receipt of the payment in the form of (a) a copy (copies) of the Borrower’s check register(s) on, or as to, which the Borrower has identified the check(s) pursuant to which any such payment was made and (b) a copy (copies) of the Borrower’s bank statement(s) on, or as to, which the Borrower has identified the clearance of such check(s) (or, if a check is outstanding, the Borrower’s confirmation in the request for the Advance that the check was sent to the payee and that the applicable account contains, and will continue to contain, adequate funds to cover the outstanding check and all other outstanding checks drawn on the account, and which is acceptable to the Lender; if this parenthetical clause applies, the Borrower will be obligated with respect to the outstanding check to comply with this Section 12(B)(4) for subsequent requests until the outstanding check has cleared; unless the Lender consents, any expenditure with respect to a check that has been outstanding more than ninety (90) days no longer will be included in the Borrowing Base).

C.   No Event of Default.  Neither an Event of Default, nor any event that with the passing of time, the giving of notice, or both could become an Event of Default, shall have occurred and be continuing under any Loan Document.

D.   Held by Production.  If a Borrower Property with respect to which the Borrower is requesting an amount pursuant to the disbursement is not then Held by Production, the Borrower will identify the Borrower Property and the amount of the proposed disbursement to be applied with respect to it, and the Borrower will describe the expected timeframe for establishing when the Borrower Property will be Held by Production, all of which will be acceptable to the Lender in the Lender’s discretion.

E.   Borrower Property.  The Lender reserves the right to require, at the Borrower’s expense, title insurance with respect to the Borrower’s rights in the Borrower Property if title insurance later becomes commercially available and is requested by lenders as to loan transactions that are comparable to this transaction between the Borrower and the Lender.

F.   Filings, Registrations, and Recordings.  Other than the Advance, if any, made in connection with the Lender’s extension of the Revolving Line, any document of the type that is described in Section 11(G) shall have been properly filed, registered or recorded in each jurisdiction in which the filing, registration or recordation thereof is so required or requested, and the Lender shall have received an acknowledgment copy, or other evidence satisfactory to it, of each such filing, registration or recordation and satisfactory evidence of the payment of any necessary fee, tax or expense relating thereto.

G.   Advance Request.  An executed Advance request from the Borrower to the Lender in the form attached to this Agreement as Exhibit E.

H.   Release of Existing Prenante Liens.  As a condition to the initial Advance, releases or terminations in recordable form as to all of the secured liens that Prenante5, LLC holds with respect to the funds that it loaned to the Borrower pursuant to the Revolving Credit and Security Agreement dated May 2, 2011 between them have been executed, and the originals of such releases and terminations have been delivered to counsel for the Lender (or to another Person that is acceptable to the Lender) for filing and recording together with all amounts required for the payment of any necessary fee, tax or expense to file and to record.

13.   REPRESENTATIONS.  To induce the Lender to make Advances hereunder, the Borrower hereby warrants, represents and certifies to the Lender as follows:

A.   Existence and Power.  The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is in good standing in Minnesota, North Dakota, and every other jurisdiction wherein the nature of its business or the character of its properties makes such qualification necessary and where failure to be so qualified and in good standing would, in the aggregate, have a Material Adverse Effect, and has all requisite power and authority to carry on its business as now conducted and as presently proposed to be conducted.

B.   Authority.  The Borrower has full power and authority to execute and to deliver the Loan Documents, and to incur and perform its obligations hereunder and thereunder; the execution, delivery, and performance by the Borrower of the Loan Documents, and any and all other documents and transactions contemplated hereby or thereby, have been duly authorized by all necessary actions that remain in full force and effect, will not violate any law, ordinance, or regulation by which the Borrower may be bound or affected or the Organizational Documents, or result in the breach of, constitute a default under, or create or give rise to any lien under, any indenture or other agreement or instrument to which the Borrower is a party or by which the Borrower or its property may be bound or affected; and the Loan Documents have been executed and delivered to the Lender by the officers of the Borrower who have been authorized by the Board of Directors of the Borrower.

C.   Enforceability.  Each Loan Document constitutes the legal, valid, and binding obligations of the Borrower, enforceable in accordance with such Loan Document’s terms (subject, as to enforceability, to limitations resulting from bankruptcy, insolvency, and other similar laws affecting creditors’ rights generally and principles of equity).

D.   Financial Condition.  The financial statements of the Borrower heretofore furnished to the Lender are complete and correct in all material respects and fairly present the financial condition of the Borrower at and as of the dates of such statements and the results of the Borrower’s operations for the period ended on said dates, and have been prepared in accordance with GAAP, consistently applied.  Since the most recent set of financial statements delivered by the Borrower to the Lender, there have been no material adverse changes in the financial condition of the Borrower.  The Borrower has not incurred any Indebtedness other than (i) the Indebtedness pursuant to this Agreement, (ii) Permitted Seller Acreage Purchase Financing, and (iii) as to all other Indebtedness, in an aggregate, outstanding amount that does not exceed $50,000.

E.   Litigation.  There is no action, suit, or proceeding pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any basis therefor, that, if adversely determined, would have a Material Adverse Effect or that would question the validity of the Loan Documents or any instrument, document or other agreement related hereto or required hereby, or impair the ability of the Borrower to perform its obligations under the foregoing agreements.

F.   Licenses.  The Borrower possesses adequate licenses, permits, franchises, patents, copyrights, trademarks and trade names, or rights thereto, to conduct its businesses substantially as now conducted and as presently proposed to be conducted.

G.   Default.  The Borrower is not in default of (i) any agreement, instrument, decree, or order to which it is a party and that relate to the leasing, use, development of the Borrower Property, the production with respect thereto, or the right to receive payments with respect thereto or (ii) a provision under any other agreement, instrument, decree or order to which it is a party or by which it or its property is bound or affected and all of which defaults under clauses (i) and (ii), if any, would have a Material Adverse Effect.

H.   Consents, and Similar Approvals or Authorizations.  No consent, approval, order, or authorization of, or registration, declaration, or filing with, or notice to, any governmental authority or any third party is required in connection with the execution and delivery of the Loan Documents, or any of the agreements or instruments herein mentioned to which the Borrower is a party, or in connection with the carrying out or performance of any of the transactions required or contemplated hereby or thereby or, if required, such consent, approval, order or authorization has been obtained or such registration, declaration or filing has been accomplished or such notice has been given prior to the date hereof.

I.   Taxes.  The Borrower has filed timely all local, state, federal, and other tax returns required to be filed by it on or before the date of this Agreement and has either paid timely all taxes to be due, including interest and penalties, that are not being contested in good faith and by appropriate proceedings, or provided adequate reserves for payment thereof, and the Borrower does not have any information or knowledge of any objections to or claims for additional taxes in respect of any local, state, and federal or other tax.

J.   Title.  The Borrower has Defensible Title to the Borrower Property and good and marketable title to the Collateral, free and clear of all mortgages, security interests, liens and encumbrances, except Permitted Interests.  The mortgage liens granted to the Lender by the Borrower pursuant to the Borrower Mortgage, and the security interests granted to  the Lender pursuant to the Borrower Security Agreement, constitute valid and, upon filing and recording, perfected first liens in and to the Borrower Property and the Collateral, subject to Permitted Interests.

K.   Pension Plans.  The Borrower has not established, maintained, or made any contributions to, any employee benefit plan that is subject to Part 3 of Subtitle B of Title 1 of ERISA or, if such a plan has been so established, maintained, or contributed to, such plan did not have an “accumulated funding deficiency” (as that term is defined in Section 302 of ERISA) in excess of $250,000 as of the date hereof, and, without limiting the generality of the foregoing, the Borrower has not incurred any material liability to the Pension Benefit Guaranty Corporation with respect to any such plan.

L.   Use of Advances.  The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Advance hereunder will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock.

M.   Solvency.

(1)   The fair saleable value of the assets of the Borrower will, immediately following the closing of the transaction contemplated hereby exceed the amount that will be required to be paid or in respect of the existing debts and other liabilities (including contingent liabilities) of the Borrower as they mature.

(2)   The Borrower does not and will not have, immediately following the closing of the transaction contemplated hereby, unreasonably small capital to carry out its business as conducted or as proposed to be conducted.

(3)   The Borrower does not intend to, and does not believe that it will, incur debts beyond its ability to pay such debts as they mature.

(4)   The list of Contingent Liabilities that is attached as Exhibit F is a true, correct, and complete list of all of Borrower’s Contingent Liabilities.

N.   Submissions to Lender.  All financial and other information provided to the Lender by or on behalf of the Borrower in connection with the Borrower’s request for the Revolving Line contemplated hereby is true and correct in all material respects.

O.   Compliance with Covenants.  The Borrower is in compliance with its obligations that are set forth in Section 14 and Section 16 hereof.

Each of the foregoing warranties and representations, and any additional warranty or representation contained in this Agreement or in any other Loan Document, shall be deemed to be repeated and reaffirmed on and as of the date that the Lender makes an Advance to the Borrower pursuant to Section 2 hereof.

14.   COVENANTS.  On and after the date hereof and until the payment in full of the Note and all Advances, and the performance of all other obligations of the Borrower hereunder or under any other Loan Document, and so long as the Revolving Line remains in full force and effect, the Borrower agrees that, unless the Lender shall otherwise consent or agree in writing:

A.   Financial Statements.  The Borrower shall establish and maintain accurate and complete, in all material respects, books, accounts and records as to the Borrower in accordance with GAAP consistently applied.  The Borrower will permit representatives of the Lender to have free access to and to inspect and copy all books, records and contracts of the Borrower during normal business hours.  Any such inspection by the Lender and its representatives shall be for the sole benefit and protection of the Lender, and the Lender shall not have any obligation to disclose the results thereof to the Borrower or to any third party.  In addition, the Borrower shall deliver to the Lender each of the following documents, which shall be in form and detail acceptable to the Lender:

(1)   within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then-elapsed portion of the fiscal year; provided that, so long as such quarterly report contains all information and certifications required under this Section 14(A)(1) and is publicly available free of charge, the Borrower’s filing on the SEC’s Electronic Data Gathering, Analysis, and Retrieval (EDGAR) system of the Borrower’s quarterly report with Form 10-Q, together with the delivery of the certificate required by Section 14(A)(3), shall be deemed to be the Borrower’s furnishing of all items required to be delivered to the Lender pursuant to this Section 14(A)(1);

(2)   within ninety (90) days after the end of each fiscal year of the Borrower, its audited balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by  independent public accountants; provided that, so long as such annual report contains all information and certifications required under this Section 14(A)(2) and is publicly available free of charge, the Borrower’s filing on the SEC’s Electronic Data Gathering, Analysis, and Retrieval (EDGAR) system of the Borrower’s annual report with Form 10-K, together with the delivery of the certificate required by Section 14(A)(3), shall be deemed to be the Borrower’s furnishing of all items required to be delivered to the Lender pursuant to this Section 14(A)(2);

(3)   concurrently with any delivery of financial statements under clause (1) or (2) above, a Certificate of Chief Financial Officer of the Borrower substantially in the form of Exhibit C;

(4)   as soon as available and in any event within (i) forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower and (ii) ninety (90) days after the end of each fiscal year of the Borrower, a spreadsheet (or other format that is acceptable to the Lender) (the Borrower’s format as of the date of this Agreement is an Excel spreadsheet summary that is titled “Oil Sale Reconciliation”) that shows the operating results of each of the wells in production during such quarter in which the Borrower has a working interest;

(5)   within ten (10) days after the end of each calendar quarter during the term hereof, a Quarterly Compliance Certificate executed by a Senior Officer; and

(6)   from time to time, with reasonable promptness, such further information regarding the business, operations, affairs and financial and other condition of the Borrower as the Lender reasonably may request.

B.   Taxes and Claims.  The Borrower shall pay and discharge all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any of its assets or properties, prior to the date on which penalties attach thereto, and all lawful claims that, if unpaid, might become a lien or charge upon the property or assets of the Borrower; provided, however, that the Borrower shall not be required to pay any such tax, assessment, charge, levy or claim the payment of which is being contested in good faith and by proper proceedings and for which it shall have set aside on its books adequate reserves therefor.

C.   Insurance.  The Borrower shall maintain or cause to be maintained insurance coverage with responsible insurance companies that is acceptable to the Lender and that names the Lender and any participant as an additional insured and/or loss payee, as applicable.  The Borrower also shall request in each election to participate that the Borrower delivers to a driller/operator in response to an Authorization for Expenditure that the driller/operator includes both the Borrower and the Lender and any participant in all insurance policies maintained by the driller/operator that provide coverage with respect to the well to be drilled.

D.   Maintenance of Existence; Conduct of Business.  The Borrower shall preserve or cause to be preserved all of its rights, privileges and franchises necessary or desirable in the normal conduct of its business, including, without limitation, the timely satisfaction of all conditions to avoid the expiration of a Borrower Property lease unless it would not be prudent to do so and the Borrower promptly gives written notice to the Lender that the Borrower is not doing so.  The Borrower shall conduct its business in an orderly, efficient and regular manner.  The Borrower shall not liquidate, dissolve, suspend business operations, sell all or substantially all of its assets, acquire all or substantially all of the assets of any other person or entity (other than acquisitions of additional Borrower Property in accordance with Section 14(M) hereof), or, except in the ordinary course of the Borrower’s business, enter into any partnership or joint venture.  If, after the date of this Agreement, the Borrower registers in a jurisdiction as a foreign entity qualified to do business in the jurisdiction, the Borrower will provide promptly to the Lender a copy of the filed registration application and the registration certificate.

E.   Maintenance of Properties.  The Borrower shall preserve or cause to be preserved all of its rights and privileges with respect to the Borrower Property, including an Authorization for Expenditure, except where it would not be prudent to do so and the Borrower promptly gives written notice to the Lender that the Borrower is not doing so, and with respect to the Collateral.  The Borrower shall keep or cause to be kept all of its other assets and properties that are necessary to its business in good working order and condition, ordinary wear and tear excepted.

F.   Compliance with Applicable Laws.  The Borrower shall comply or shall cause compliance with the requirements of all applicable local, state, and federal laws, and of all rules, regulations, and orders of any governmental or other authority or agency, a breach of which would have a Material Adverse Effect, except where contested in good faith and by proper proceedings.

G.   Litigation.  The Borrower shall promptly give to the Lender notice in writing of all litigation and of all proceedings by or before any court or governmental or regulatory agency affecting the Borrower, except litigation or proceedings that, if adversely determined, would not materially affect the financial condition or business of the Borrower.

H.   Liens.  The Borrower shall not create, assume, incur, or suffer to exist any assignment, mortgage, pledge, security interest, lien, charge or other encumbrance whatsoever upon the Borrower Property or the Collateral securing any Indebtedness or obligation, except the Permitted Interests.

I.   Events of Default.  The Borrower shall furnish to the Lender as soon as possible and in any event within seven (7) days after the Borrower has obtained knowledge of the occurrence of an Event of Default, or an event that with the giving of notice or lapse of time or both would constitute an Event of Default, a statement signed by the Borrower setting forth the details of the Event of Default or of the event and the action that the Borrower has taken, is taking, or proposes to take to correct the same.

J.   Balance Sheet Available Cash.  The Borrower, at all times, shall cause its Balance Sheet Available Cash (i) to be an amount that is not less than the greater of (x) $300,000 and (y) twelve (12) months’ then-regularly scheduled payments of interest on the outstanding amount of Advances.  Borrower shall promptly (but in no event more than three (3) Business Days following the occurrence of a Balance Sheet Available Cash Shortfall) notify the Lender that there is a Balance Sheet Available Cash Shortfall; provided that the Borrower shall have twenty (20) days from the date on which the Balance Sheet Available Cash Shortfall arose to remedy the Balance Sheet Available Cash Shortfall.

K.   Access.  The Borrower shall grant to the Lender’s agents access at any reasonable time to inspect the Borrower Property to which the Borrower has, or reasonably may obtain, access, the Collateral, and the Borrower’s other property and business.

L.   Transfer of Borrower Property.  The Borrower shall not sell, dispose of, mortgage, assign or transfer all or any part of its right, title or interest in or to the Borrower Property other than (a) the sale of Hydrocarbons and seismic data in the ordinary course of business; (b) farm-outs of undeveloped acreage and assignments in connection with such farm-outs; (c) sales or other dispositions of Borrower Properties or any interest therein; provided that the consideration received in respect of such sale, farm-out, or other disposition shall be (i) cash, (ii) new Borrower Property, or (iii) any combination of (i) and (ii).  Collateral may be sold or disposed of (x) where it represents the sale or transfer of tangible personal property that is no longer necessary for the business of the Borrower or is replaced by property of at least comparable value and use and (y) other dispositions and sales of Collateral, without the Lender’s consent, having a fair market value not to exceed $50,000 in the aggregate during the term of this Agreement.

M.   Acquisition of Additional Borrower Property.  If the Borrower acquires an additional Borrower Property, except as provided in the following sentence, on or before ten (10) days after the end of a calendar quarter in which any such acquisition occurred, the Borrower will cause the execution and the filing of a Borrower Mortgage, or an amendment to an existing Borrower Mortgage, that grants to the Lender a mortgage lien with respect to such additional Borrower Property and that constitutes a valid and perfected first lien in and to such additional Borrower Property, subject to Permitted Interests.  If at any point in time during a calendar quarter, the Borrower has acquired cumulatively additional Borrower Property in excess of one thousand (1,000) acres (whether as leasehold interests, or possibly fee ownership or other property rights, with respect to such amount of acreage), the Borrower will comply with the preceding sentence within ten (10) days after the acquisition that causes this sentence to apply and also will comply with the preceding sentence after the end of the calendar quarter as to any remaining additional Borrower Property acquired during the calendar quarter (and this sentence may apply more than once during a calendar quarter, but, if it applies, the acreage count will restart for the calendar quarter after its application).  The Borrower will provide to the Lender an acknowledgment copy, or other evidence satisfactory to the Lender, of each such filing, registration or recordation and satisfactory evidence of the payment of any necessary fee, tax or expense relating thereto.  If a Borrower Property is added, the parties also shall revise Schedule I to reflect the addition, and the Borrower will provide to the Lender the anticipated “Net Revenue Interest” or “Net Royalty Interest” percentage and the anticipated “Working Interest” percentage for each additional Borrower Property.  The Borrower will not acquire any additional Borrower Property pursuant to which it would become an active operator of any oil and gas properties without the written consent of the Lender.

N.   Consolidation and Merger.  The Borrower shall not consolidate with or merge into any person or entity, or permit any other person or entity to merge into it.

O.   Dividends/Distributions.  The Borrower shall not declare or pay any dividends or other distributions to shareholders during any fiscal year of the Borrower, other than (i) typical liquidated damages to purchasers of securities in connection with registration rights agreements, not to exceed one percent (1.0%) of the purchase price that any such purchaser paid to acquire any such security on a monthly basis and not to exceed a total of nine (9) months, where the Borrower has made a reasonable effort to comply with such agreements and (ii) cash in lieu of fractional shares that the Borrower pays to shareholders in connection with a reserve stock split that is effected consistently with the Borrower’s disclosure of a potential reverse stock split in its 8-K filing that was filed with the SEC on March 26, 2012.

P.   Notice of Litigation.  Promptly upon receiving notice thereof, the Borrower will give written notice to Lender of (a) any action or proceeding instituted by or against it in any federal or state court or other regulatory body; or (b) any such proceedings that are threatened against it that, if adversely determined, could have a Material Adverse Effect.

Q.   Maintenance of Existence; Change in Name or Organizational State.  The Borrower shall maintain and preserve its respective existence and all rights and franchises material to its respective business.  The Borrower shall not change its name or the state in which it is organized without thirty (30) days’ prior written notice to the Lender.

R.   Anti-Terrorism Laws.  The Borrower shall not (i) conduct any business or engage in any transaction or dealing with any transaction relating to, any property blocked pursuant to Executive Order No. 13224; or (ii) engage in or conspire to engage in any transaction that evades or avoids, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224, the USA PATRIOT Act, or any other Anti-Terrorism Law. The Borrower shall deliver to the Lender any certification or other evidence requested by the Lender, confirming the Borrower’s compliance with this section.

S.   Costs and Expenses.  The Borrower will pay all costs and expenses required to satisfy the conditions of this Agreement, including but not limited to all recording expenses, the Lender’s reasonable attorney’s fees, environmental reports, and insurance premiums.

T.   Restriction on Indebtedness.  The Borrower shall not incur any Indebtedness other than (i) the Indebtedness pursuant to this Agreement, (ii) Permitted Seller Acreage Purchase Financing, and (iii) as to all other Indebtedness, in an aggregate amount that does not exceed $50,000 at any one time outstanding.

U.   Authorization for Expenditure.  Within five (5) days after the Borrower receives an Authorization for Expenditure, the Borrower will provide to the Lender a copy of the Authorization for Expenditure and all documents and materials relating to it.  The Borrower will elect timely to participate with respect to an Authorization for Expenditure, except where (x) it would not be prudent to do so and the Borrower promptly gives written notice to the Lender that the Borrower is not doing so or (y) unless, at least five (5) days prior to the deadline to make the election, the Borrower has requested in writing to the Lender the Lender’s consent to the Borrower’s electing not to participate and the Lender has so consented.  The Borrower will comply with all of the Borrower’s requirements with respect to an Authorization for Expenditure so as to maintain all of the Borrower’s rights under the Authorization for Expenditure in full force and effect unless the Borrower is contesting a requirement in good faith by appropriate action and for which adequate reserves are being maintained in accordance with GAAP and promptly gave the Lender written notice to the Lender that the Borrower would be contesting.

V.   Joint Interest Billing Statement.  The Borrower will pay timely the amount that the Borrower is required to pay pursuant to each Joint Interest Billing Statement that it receives unless the Borrower is contesting all or a portion of the amount in good faith by appropriate action and for which adequate reserves are being maintained in accordance with GAAP and promptly gave the Lender written notice to the Lender that the Borrower would be contesting.

W.   Inspections.  The Lender shall not be required to conduct any inspection of the Borrower Property or the wells being drilled or in production pursuant to Authorizations for Expenditure that relate to the Borrower Property.  It is expressly understood and agreed that the Lender assumes no liability or responsibility for the satisfactory completion of the drilling of any such wells, for the adequacy of funds advanced or disbursed pursuant hereto, for inspections during drilling or production, or for any acts on the part of the Borrower or other Persons to be performed in the drilling or the production of any such wells.

X.   Material Adverse Occurrence.  The Borrower promptly will notify the Lender in writing as to any development in the business or affairs of the Borrower that reasonably could be expected to have a Material Adverse Effect.

Y.   SEC Filings.  The Borrower will notify the Lender in writing of any filing that the Lender makes with the SEC within three (3) Business Days after the Lender has made the filing.

Z.   Projected Operating Budget.  The Borrower will furnish the Lender, no later than thirty (30) days after the beginning of the Borrower’s fiscal year, commencing with fiscal year 2013, a month-by-month projected operating budget and cash flow of the Borrower for the fiscal year (including an income statement for each month and a balance sheet as at the end of the last month in each fiscal quarter), such projections to be accompanied by a certificate signed by a Senior Officer of Borrower to the effect that such projections have been prepared on the basis of sound financial planning practice consistent with past budgets and financial statements and that such officer has no reason to question the reasonableness of any material assumptions on which such projections were prepared.

AA.   Notice of Damage or Loss.  If a Borrower Property or Collateral is damaged by fire or other casualty, or if there is a loss with respect to Collateral, the Borrower will give promptly to the Lender written notice that describes the Borrower Property or the Collateral and the nature of the damage or the loss.  For purposes of this section, Borrower Property will include a well to which an Authorization for Expenditure applies with respect to a Borrower Property.

15.   EVENTS OF DEFAULT; REMEDIES.

A.   Any one or more of the following events shall constitute an Event of Default hereunder and under the documents related hereto:

(1)   the Borrower shall default in the payment of principal or interest payable to the Lender hereunder, under the Note or under any of the other Loan Documents, as and when due;

(2)   the Borrower shall default in the payment of any fees or other amounts payable to the Lender hereunder, under the Note or under any of the other Loan Documents, and such failure shall continue for five (5) days after written notice to the Borrower of such failure; or

(3)   other than an Event of Default that is described in another provision of this Section 15(A), the Borrower shall fail to observe or perform any covenant, condition or agreement to be observed or performed by it under any of the Loan Documents for the applicable period of time that is set forth in such Loan Document with respect to such covenant, condition, or agreement (or, if no applicable period is set forth, for a period of thirty (30) days after written notice, specifying such default and requesting that it be remedied, given to the Borrower by the Lender, unless the Lender shall agree in writing to an extension of such time prior to its expiration, or for such longer period as may be reasonably necessary to remedy such default (other than defaults that can be cured by a money payment) provided that the Borrower is proceeding with reasonable diligence to remedy the same); or

(4)   the Borrower shall file a petition in bankruptcy or for reorganization or for an arrangement pursuant to any present or future state or federal bankruptcy act or under any similar federal or state law, or shall be adjudicated a bankrupt or insolvent, or shall make a general assignment for the benefit of its creditors, or files any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy act or any other present or future applicable federal, state or other statute or law, or shall be unable to pay its debts generally as they become due; or if an order for relief under any present or future federal bankruptcy act or similar state or federal law shall be entered against the Borrower; or if a petition or answer requesting or proposing the entry of such order for relief or the adjudication of the Borrower as a debtor or a bankrupt or its reorganization under any present or future state or federal bankruptcy act or any similar federal or state law shall be filed in any court and such petition or answer shall not be discharged or denied within thirty (30) days after the filing thereof; or if a receiver, trustee or liquidator of the Borrower or of all or substantially all of the assets of the Borrower, of the Borrower Property or any part thereof, or of the Collateral or any part thereof, shall be appointed in any proceeding brought against the Borrower and shall not be discharged within thirty (30) days of such appointment; or if the Borrower shall consent to or acquiesce in such appointment; or if any property of the Borrower (including without limitation the estate or interest of the Borrower in the Borrower Property or any part thereof or in the Collateral or any part thereof) shall be levied upon or attached in any proceeding; or

(5)   a judgment or judgments for the payment of money shall be rendered or filed against the Borrower in excess of $50,000 individually and $100,000 at any one time outstanding, and the Borrower, within thirty (30) days thereafter and in any event prior to the execution thereof by the judgment creditor, shall not discharge the same, procure a stay of execution thereof, or appeal therefrom and cause the execution thereof to be stayed during such appeal; or

(6)   any representation or warranty made by the Borrower herein or in any document related hereto shall prove to be untrue or misleading in any material respect, or any statement, certificate, or report furnished hereunder or under any of the foregoing documents by or on behalf of the Borrower shall prove to be untrue or misleading in any material respect on the date when the facts set forth and recited therein are stated or certified; or

(7)   the Borrower shall liquidate, dissolve, terminate or suspend its business operations or otherwise fail to operate its business in the ordinary course, or sell all or substantially all of its assets, without the prior written consent of the Lender; or

(8)   the Borrower shall fail to pay, withhold, collect or remit any tax or tax deficiency when assessed or due (other than any tax or tax deficiency that is being contested in good faith and by proper proceedings and for which the Borrower shall have set aside on its books adequate reserves therefor) or notice of any state or federal tax liens shall be filed or issued; or

(9)   any property of the Borrower shall be garnished, levied upon, or attached in any proceeding and such garnishment or attachment shall remain undischarged for a period of thirty (30) days during which execution has not been effectively stayed; or

(10)   an event of default occurs under the terms of any other Indebtedness of Borrower to the Lender whether any such Indebtedness is now existing or hereafter arises and whether direct or indirect, due or to become due, absolute or contingent, primary or secondary or joint or joint and several; or

(11)   the failure to preserve or cause to be preserved all of the Borrower’s rights and privileges with respect to the Borrower Property, including an Authorization for Expenditure, or the Collateral and the failure would have a Material Adverse Effect; or

(12)   any Loan Document, at any time, shall cease to be in full force and effect or shall be judicially declared null and void, or the validity or enforceability thereof shall be contested by the Borrower, or the Lender shall cease to have a valid and perfected security interest having the priority contemplated thereunder in the collateral described therein, other than by action or inaction of the Lender, and any of the foregoing shall remain unremedied for ten (10) days or more after receipt or notice thereof to the Borrower from the Lender; or

(13)   the occurrence of a Balance Sheet Available Cash Shortfall and the Borrower’s failure to remedy it within twenty (20) days from the date on which the Balance Sheet Available Cash Shortfall arose; or

(14)   any lien created under this Agreement or any other Loan Document ceases to be, or is not, a valid and perfected lien having a first priority interest, subject to Permitted Interests, or

(15)   in the Lender’s reasonable opinion, any other item that would have a Material Adverse Effect, but only after the Lender has given to the Borrower written notice, specifying the item and requesting that it be remedied, and the Borrower fails to remedy the item within twenty (20) days after the written notice.

B.   Upon the occurrence at any time of any Event of Default, or at any time thereafter, the Lender may (i) terminate the Revolving Line, and/or (ii) declare the unpaid principal balance of, plus accrued interest on, plus all other amounts due and owing under, the Note to be immediately due and payable, upon contemporaneous notice to the Borrower, in which case the Note and all amounts due hereunder or any other Loan Document shall be immediately due and payable.

C.   The Lender also may suspend or refuse to make advances under this Agreement and the Note if any Event of Default shall occur or if any event or condition shall occur or exist that, with the giving of notice, the passage of time, or both, would constitute an Event of Default.

D.   Upon the occurrence of an Event of Default, or at any time thereafter, the Lender may exercise any or all of its rights and remedies under the Loan Documents and the documents related hereto or thereto, and under applicable law.

16.   ENVIRONMENTAL.  The Borrower is primarily a passive nonoperator working interest owner in, or with respect to, the Borrower Property with no managerial control over operations on the Borrower Property.  The Borrower shall not become an active operator of any oil and gas properties without the written consent of the Lender.  In light of the foregoing, the Borrower makes the following limited covenants in this Section 16:

A.   The Borrower has duly complied, and the Borrower Property and all of the Borrower’s other assets and property comply, in all material respects with all Environmental Law except where the failure to comply would not have a Material Adverse Effect.  There are no outstanding citations, notices, or orders of noncompliance under any Environmental Law that were issued to the Borrower with respect to, or, to the Borrower’s knowledge, that otherwise relate to, the Borrower Property or the Borrower’s other assets or property.

B.   To the Borrower’s knowledge, all required federal, state, and local licenses, certificates, or permits under any applicable Environmental Law have been issued with respect to the Borrower Property.

C.   To the Borrower’s knowledge, other than any of the following that do not constitute a violation of applicable Environmental Law or would not have a Material Adverse Effect, (i) there are no visible signs of releases, spills, discharges, leaks, or disposal of Hazardous Substances at, upon, under, or within any Borrower Property; (ii) no Borrower Property ever has been used as a treatment, storage, or disposal facility of Hazardous Substances; and (iii) no Hazardous Substances are present on any Borrower Property.

D.   The Borrower shall not knowingly cause its business or operations on the Borrower Property to be conducted in violation of applicable Environmental Law.

E.   If the Borrower obtains, gives, or receives notice of any violation or alleged violation, request for information, or notification that it is potentially responsible for investigation or cleanup of environmental conditions at a Borrower Property, demand letter or complaint, order, citation, or other notice with regard to any Hazardous Discharge or violation or alleged violation of any Environmental Law affecting a Borrower Property or the Borrower’s interest therein (any of the foregoing is referred to herein as an “Environmental Complaint”) from any Person with authority to enforce an Environmental Law, including any state or local governmental agency that is responsible in whole or in part for environmental matters in the state in which a Borrower Property is located or the United States Environmental Protection Agency (any such Person or entity hereinafter the “Authority”), then the Borrower, within five (5) Business Days, shall give written notice of the same to the Lender detailing the facts and circumstances of which the Borrower is aware giving rise to the Environmental Complaint.  Such information is to be provided to allow the Lender to protect its security interest in, and lien on, the Borrower Property and the Collateral and is not intended to create, nor shall it create, any obligation upon the Lender with respect thereto.

F.   The Borrower promptly shall forward to the Lender copies of any request for information, notification of potential liability, demand letter relating to potential responsibility, or other notice given to, or received from, an Authority (as defined in Section 16(E) hereof) with respect to the investigation or cleanup of Hazardous Substances at any other site owned, operated or used by the Borrower to dispose of Hazardous Substances and shall continue to forward copies of correspondence between the Borrower and the Authority regarding such claims to the Lender until the claim is settled.  Such information is to be provided solely to allow the Lender to protect the Lender’s security interest in, and lien on, the Borrower Property and the Collateral and is not intended to create, nor shall it create, any obligation upon the Lender with respect thereto.

G.   The Borrower shall defend and indemnify the Lender and its parent, directors, governors, officers, managers, employees, agents and participants against, and shall hold the Lender and its parent, directors, governors, officers, managers, employees, agents and participants harmless from, all loss, liability, damage and expense, claims, costs, fines, and penalties, including reasonable attorney’s fees, suffered or incurred by the Lender, its parent, or any of the Lender’s directors, governors, officers, managers, employees, agents, or participants under or on account of any Environmental Law, including the assertion of any lien thereunder, with respect to the presence of any Hazardous Substances affecting any Borrower Property, whether or not the same originates or emerges from such Borrower Property, including any loss of value of the Borrower Property as a result of the foregoing, except to the extent such loss, liability, damage and expense is attributable to the gross negligence or willful misconduct of the Lender, its parent, or any of the Lender’s directors, governors, officers, managers, employees, agents, or participants.  The Borrower’s obligations under this Section 16(G) shall apply whether or not any Authority (as defined in Section 16(E) hereof) has taken or threatened any action in connection with the presence of any Hazardous Substances.  Any amount payable under this Section 16(G) shall be due and payable to the Lender upon demand therefor and receipt by the Borrower of a statement from the Lender setting forth in reasonable detail the amount claimed and the basis therefor.  The Borrower’s obligations under this Section 16(G) shall not be affected by the absence or unavailability of insurance covering the same or by the failure or refusal of any insurance carrier to perform any obligation on its part under any such policy of insurance.  If any claim, action, or proceeding is made or brought against the Lender, its parent, or any of the Lender’s directors, governors, officers, managers, employees, agents, or participants that is subject to the indemnity set forth in this Section 16(G), the Borrower shall defend against the same, in its own name or, if necessary, in the name of the Lender, its parent, or any of the Lender’s directors, governors, officers, managers, employees, agents, or participants by attorneys retained by the Borrower and approved by the Lender.  Notwithstanding the foregoing, the Lender, in its discretion, if it disapproves of the attorneys provided by the Borrower, may engage the Lender’s own attorneys to defend, or to assist therein, and the Borrower shall pay, or, on demand, shall reimburse the Lender for the payment of, all reasonable fees and disbursements of the Lender’s own attorneys.  All obligations set forth in this Section 16(G) shall survive the Borrower’s payment of the Note and other obligations under the Loan Documents, the foreclosure of the Borrower Mortgage, the acceptance by the Lender (or an assignee designated by the Lender) of a deed-in-lieu of foreclosure, and the termination of this Agreement.

17.   NOTICES.  All notices, consents, requests, demands and other communications hereunder shall be given to or made upon the respective parties hereto at their respective addresses specified below or, as to any party, at such other address as may be designated by it in a written notice to the other party.  All notices, requests, consents and demands hereunder shall be effective when addressed in accordance with the preceding sentence and personally delivered or duly deposited in the United States mails, certified or registered, postage prepaid, or sent by electronic transmission with confirmed receipt from the addressee by reply electronic transmission.

IF TO THE LENDER:

Dougherty Funding LLC
90 South Seventh Street
Suite 4300
Minneapolis, Minnesota 55402-4108
Attn:  James A. Berman
Telephone No.:  (612) 376-4031
Fax No.:  (612) 673-0584
E-mail:  jberman@doughertymarkets.com

IF TO THE BORROWER:

Black Ridge Oil & Gas, Inc.
10275 Wayzata Boulevard
Suite 310
Minneapolis, Minnesota  55305
Attn:  James Moe
Telephone No.:  (952) 426-1241
Fax No.:  (952) 406-8518
E-mail:  jmoe@ante5oil.com

18.   MISCELLANEOUS.

A.   Waivers.  No failure on the part of the Lender to exercise, and no delay in exercising, any right or remedy hereunder or under applicable law or any document or agreement related hereto shall impair any such right or shall operate as a waiver thereof; nor shall any single or partial exercise of any such right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.  No making of an Advance hereunder shall constitute a waiver of any of the conditions to the Lender’s obligation to make further Advances nor, if the Borrower is unable to satisfy any such condition, shall any such Advance have the effect of precluding the Lender from thereafter declaring such inability to be an Event of Default as hereinabove provided.

B.   Expenses.  The Borrower shall reimburse the Lender for any and all costs and expenses, including without limitation reasonable attorneys’ fees, paid or incurred by the Lender in connection with (i) the preparation of the Loan Documents; (ii) the negotiation of any amendments, modifications, or extensions to or of any of the Loan Documents requested by the Borrower and the preparation of any and all documents necessary or desirable to effect such amendments, modifications, or extensions; (iii) any and all other out-of-pocket expenses of the Lender in connection with any of the transactions contemplated hereby; and (iv) the enforcement by the Lender during the term hereof or thereafter of any of the rights or remedies of the Lender under any of the foregoing documents, instruments, or agreements or under applicable law, whether or not suit is filed with respect thereto.

C.   Amendments; Modifications.  The Loan Documents may not be amended or modified, nor may any of their terms (including without limitation, terms affecting the maturity of or rate of interest on the Note) be modified or waived, except by written instruments signed by the Lender and the other party or parties to such document.

D.   Successors.  This Agreement shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective successors and assigns; provided, however, that the Borrower may not transfer or assign (voluntarily, by operation of law, or otherwise) its rights to borrow hereunder without the prior written consent of the Lender.  The Lender’s consent to a transfer or assignment shall not release the Borrower from its obligations under the Loan Agreement.

E.   Offsets.  Nothing in this Agreement shall be deemed a waiver or prohibition of the Lender’s right of banker’s lien, offset, or counterclaim, which right the Borrower hereby grants to the Lender.

F.   Counterparts.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart.

G.   Accounting.  Unless otherwise expressly provided herein, or unless the Lender otherwise consents in writing, all accounting terms used herein which are not expressly defined in this Agreement shall have the meanings respectively given to them in accordance with GAAP and all financial statements and reports furnished to the Lender hereunder shall be prepared, and all computations and determinations pursuant hereto shall be made, in accordance with GAAP and practices, applied on a basis not materially inconsistent with that applied in preparing the respective financial statements referred to in Sections 13(D) and 14(A) hereof.

H.   Governing Law; Construction. The Loan Documents shall be governed by and construed in accordance with the internal law, and not the law of conflicts, of the State of Minnesota, provided that a Borrower Mortgage for any Borrower Property shall be governed by the laws of the state in which such Borrower Property is located.  Whenever possible, each provision of this Agreement and/or any of the other Loan Documents and any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto shall be interpreted in such manner as to be effective and valid under such applicable law, but, if any provision of this Agreement and/or any of the other Loan Documents or any other statement, instrument, or transaction contemplated hereby or thereby or relating hereto or thereto should be held to be prohibited or invalid under such applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement and/or any of the other Loan Documents or any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto.  In the event of any conflict within, between, or among the provisions of this Agreement and/or any of the other Loan Documents or any other statement, instrument, or transactions contemplated hereby or thereby or relating hereto or thereto, those provisions giving the Lender the greater right shall govern.

I.   Jurisdiction; Waiver of Jury Trial.  The Borrower and the Lender hereby submit themselves to the jurisdiction of the State of Minnesota and the federal courts of the United States located in such state in respect of all actions arising out of or in connection with the interpretation or enforcement of this Agreement and the documents related hereto; the Borrower and the Lender each irrevocably waives, to the fullest extent permitted by law, any and all right to trial by jury in any legal proceeding commenced and conducted in a court arising out of or relating to the Loan Documents or the transactions contemplated hereby or thereby.

J.   Headings.  The descriptive headings for the several sections of this Agreement are inserted for convenience only and shall not define or limit any of the terms or provisions hereof.

K.   Indemnification.  The Borrower shall indemnify the Lender and its parent, directors, governors, officers, managers, employees, agents, and participants for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against the Lender, its parent, or any of the Lender’s directors, governors, officers, managers, employees, agents, or participants in any action by a third party with respect to the Loan Documents, the transactions contemplated thereby, the Borrower Property, and the Collateral; provided, however, that the Borrower shall not be liable for any of the foregoing to the extent that they arise from the gross negligence or willful misconduct of the Lender, its parent, or any of the Lender’s directors, governors, officers, managers, employees, agents, or participants.  Any amount payable under this Section 18(K) shall be due and payable to the Lender upon demand therefor and receipt by the Borrower of a statement from the Lender setting forth in reasonable detail the amount claimed and the basis therefor.  The Borrower’s obligations under this Section 18(K) shall not be affected by the absence or unavailability of insurance covering the same or by the failure or refusal of any insurance carrier to perform any obligation on its part under any such policy of insurance.  If any claim, action, or proceeding is made or brought against the Lender, its parent, or any of the Lender’s directors, governors, officers, managers, employees, agents, or participants that is subject to the indemnity set forth in this Section 18(K), the Borrower shall defend against the same, in its own name or, if necessary, in the name of the Lender, its parent, or any of the Lender’s directors, governors, officers, managers, employees, agents, or participants by attorneys retained by the Borrower and approved by the Lender.  Notwithstanding the foregoing, the Lender, in its discretion, if it disapproves of the attorneys provided by the Borrower, may engage the Lender’s own attorneys to defend, or to assist therein, and the Borrower shall pay, or, on demand, shall reimburse the Lender for the payment of, all reasonable fees and disbursements of the Lender’s own attorneys.  All obligations set forth in this Section 18(K) shall survive the Borrower’s payment of the Note and other obligations under the Loan Documents, the foreclosure of the Borrower Mortgage, the acceptance by the Lender (or an assignee designated by the Lender) of a deed-in-lieu of foreclosure, and the termination of this Agreement.

L.   Highest Lawful Rate.  Anything herein to the contrary notwithstanding, the obligations of the Borrower under the Note shall be subject to the limitation that payments of interest shall not be required to the extent that contracting for or receipt thereof would be contrary to provisions of any law applicable to the Lender limiting the highest rate of interest which may be lawfully contracted for, charged, or received by the Lender.

M.   Termination of Revolving Line.  If all of the releases and terminations to which Section 13(H) refers are not delivered to counsel for the Lender (or to another Person that is acceptable to the Lender) for filing and recording together with all amounts required for the payment of any necessary fee, tax or expense to file and to record within thirty (30) days after the date of this Credit Agreement, the Lender may terminate this Agreement and the Revolving Line by providing notice to the Borrower, at which time, the Borrower will be obligated to pay within five (5) days of the date of the notice all amounts, if any, due and owing to the Lender, this Revolving Line shall terminate, the Borrower shall have no further right to borrow hereunder, and the Lender will not be obligated under this Agreement to make any Advances to the Borrower, and, upon the payment of all amounts, if any, due and owing to the Lender, this Agreement will terminate (except as to provisions hereof that expressly survive the termination of this Agreement).

N.   Cumulative Rights and Remedies.  The rights and remedies of Lender specified in this Agreement shall be in addition to, and not exclusive of, any other rights and remedies which Lender would otherwise have at law, in equity or by statute, and all such rights and remedies, together with Lender’s rights and remedies under the other Loan Documents, are cumulative and may be exercised individually, concurrently, successively and in any order.

O.   Time of the Essence.  Time is of the essence of this Agreement.

P.   No Agency.  Lender is not the agent or representative of Borrower, and Borrower is not the agent or representative of Lender, and nothing in this Agreement will be construed to make Lender liable to anyone for goods delivered or services performed upon the Premises or for debts or claims accruing against Borrower.

Q.   No Partnership or Joint Venture.  Neither anything contained herein nor the acts of the parties hereto will be construed to create a partnership or joint venture between the Borrower and the Lender.

R.   No Third-Party Beneficiaries.  All conditions to the obligations of Lender to make Advances hereunder are imposed solely and exclusively for the benefit of Lender and its assigns and no other Person will have standing to require satisfaction of such conditions or be entitled to assume that Lender will not make disbursements in the absence of strict compliance with any or all thereof and no other Person, under any circumstances, will be deemed to be beneficiary of such conditions, any or all of which may be waived in whole or in part by Lender at any time if Lender in its sole discretion deems it advisable to do so.

S.   Partial Invalidity.  In the event any one or more of the provisions contained in this Agreement shall be for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been set forth herein.

T.   Confidential Information. The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' parent, directors, governors, officers, managers, employees, and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (e) to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and its obligations (it being understood in each case that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (f) with the consent of the Borrower, or (g) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 18(T) or (ii) becomes available to Lender on a nonconfidential basis from a source other than the Borrower.  For the purposes of this Section 18(T), "Information" means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 18(T) shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to such Person’s own confidential information.

U.   Release of Liens.  The Lender shall promptly release all of its liens on sales or transfers of a Borrower Property or Collateral permitted by this Agreement or any other Loan Document, but the proceeds received by the Lender in a sale or transfer of a Borrower Property or Collateral shall be subject to such liens.

V.   Entire Agreement.  This Agreement, the other Loan Documents and the other documents mentioned herein set forth the entire agreement of the parties with respect to the Loan and supersede all prior written or oral understandings and agreements with respect thereto.

[THE REMAINDER OF THIS PAGE HAS BEEN LEFT BLANK INTENTIONALLY.

SIGNATURE PAGE FOLLOWS.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

DOUGHERTY FUNDING LLC

By:	/s/ James A. Berman
James A. Berman
Senior Vice President

[SIGNATURE PAGE TO SECURED REVOLVING CREDIT AGREEMENT
BETWEEN THE ABOVE-NAMED PARTIES]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

BLACK RIDGE OIL & GAS, INC.

By:	/s/ James A. Moe
James A. Moe
Chief Financial Officer

[SIGNATURE PAGE TO SECURED REVOLVING CREDIT AGREEMENT
BETWEEN THE ABOVE-NAMED PARTIES]

EXHIBIT A

FORM OF BORROWER MORTGAGE

MORTGAGE,
ASSIGNMENT, SECURITY AGREEMENT, FIXTURE FILING
AND FINANCING STATEMENT

FROM
BLACK RIDGE OIL & GAS, INC.,
a Delaware corporation
(Organizational No. 4810064)

TO
DOUGHERTY FUNDING LLC

Dated  ______, 201__

A CARBON, PHOTOGRAPHIC, FACSIMILE, OR OTHER REPRODUCTION OF THIS INSTRUMENT IS SUFFICIENT AS A FINANCING STATEMENT.

THIS INSTRUMENT CONTAINS AFTER-ACQUIRED PROPERTY PROVISIONS, SECURES PAYMENT OF FUTURE ADVANCES, AND COVERS PROCEEDS OF COLLATERAL.

THIS INSTRUMENT COVERS, AMONG OTHER THINGS, (A) GOODS WHICH ARE OR ARE TO BECOME FIXTURES RELATED TO THE REAL PROPERTY  DESCRIBED HEREIN, AND (B) AS-EXTRACTED COLLATERAL RELATED TO THE REAL PROPERTY DESCRIBED HEREIN (INCLUDING OIL, GAS AND OTHER MINERALS AND ACCOUNTS ARISING OUT OF THE SALE AT THE WELLHEAD OR MINEHEAD THEREOF).  THIS INSTRUMENT IS TO BE FILED FOR RECORD, AMONG OTHER PLACES, IN THE REAL ESTATE, MORTGAGE, OR COMPARABLE RECORDS OF THE COUNTIES REFERENCED IN EXHIBIT A HERETO AND SUCH FILING SHALL SERVE, AMONG OTHER PURPOSES, AS A FIXTURE FILING AND AS A FINANCING STATEMENT COVERING AS-EXTRACTED COLLATERAL. THE MORTGAGOR HAS AN INTEREST OF RECORD IN THE REAL ESTATE CONCERNED, WHICH INTEREST IS DESCRIBED IN SECTION 1.1 OF THIS INSTRUMENT.

WHEN RECORDED OR FILED RETURN TO: Dougherty Funding LLC 90 South Seventh Street, Suite 4300 Minneapolis, Minnesota 55402	THIS DOCUMENT PREPARED BY: Winthrop & Weinstine, P.A. (PWM) 225 South Sixth Street, Suite 3500 Minneapolis, Minnesota 55402

MORTGAGE,
ASSIGNMENT, SECURITY AGREEMENT, FIXTURE FILING
AND FINANCING STATEMENT
(this “Mortgage”)

ARTICLE I.

Granting Clauses; Secured Indebtedness

Section 1.1.  Grant and Mortgage.  Black Ridge Oil & Gas, Inc., a Delaware corporation (herein called “Mortgagor”), for and in consideration of the sum of Ten Million and 00/100 Dollars ($10,000,000.00) to Mortgagor in hand paid and for other good and valuable consideration received, and in order to secure the payment of the secured indebtedness herein referred to and the performance of the obligations, covenants, agreements, warranties and undertakings of Mortgagor herein described, does hereby GRANT, BARGAIN, SELL, ASSIGN, MORTGAGE, WARRANT, TRANSFER AND CONVEY to Dougherty Funding LLC (“Mortgagee”), the following described properties, rights, and interests (the “Mortgaged Properties”), SAVE and EXCEPT the Excluded Properties (as herein defined) located on any Mortgaged Properties:

The oil, gas or other mineral leases, properties, mineral servitudes and mineral rights that are described in Exhibit A attached hereto and made a part hereof;

Without limitation of the foregoing, all other right, title and interest of Mortgagor of whatever kind or character (whether now owned or hereafter acquired by agreement or operation of law or otherwise) in and to (i) the leases or other agreements described in Exhibit A hereto, together with all renewals, extensions, substitutions, ratifications, supplements and replacements thereto, (ii) any other leases or agreements which cover or pertain to the lands described or referred to in Exhibit A, even if such leases or other agreements are not described or are incorrectly or insufficiently described on Exhibit A, together with all renewals, extensions, substitutions, ratifications, supplements and replacements thereto, and (iii) the lands described or referred to in Exhibit A (or described or referred to in any of the instruments described or referred to in Exhibit A), in each case without regard to any limitations as to specific lands or depths that may be set forth in Exhibit A hereto or in any of the leases or other agreements described in Exhibit A hereto;

All of Mortgagor’s rights, titles and interests (whether now owned or hereafter acquired by agreement or operation of law or otherwise) in, to or under all presently existing and hereafter created oil, gas or mineral unitization, pooling or communitization agreements, declarations or orders, and in and to the properties, rights and interests covered and the units created thereby (including units formed under orders, rules, regulations or other official acts of any federal, state or other authority having jurisdiction), which cover, affect or otherwise relate to the properties, rights and interests described in clauses A or B above;

2

All of Mortgagor’s rights, titles and interests (whether now owned or hereafter acquired by agreement or operation of law or otherwise) in, to or under all presently existing and hereafter created operating agreements, equipment leases, production sales contracts, purchase, exchange and processing contracts and agreements, transportation agreements, utility agreement, gathering agreements, gas balancing agreements, farm-out or farm-in agreements, salt water disposal agreements, area of mutual interest agreements, licenses, permits, and other contracts, agreements or regulatory approvals which cover, affect, or otherwise relate to the properties, rights and interests described in clauses A, B or C above or to the operation of such properties, rights and interests or to the production, exchange, treating, handling, storage, processing, transporting sale, purchase, or marketing of oil, gas, other hydrocarbons, or other minerals produced from (or allocated to) such properties, rights and interests (including those contracts listed in Exhibit A hereto), as same may be amended or supplemented from time to time;

All of Mortgagor’s rights, titles and interests (whether now owned or hereafter acquired by agreement or operation of law or otherwise) in, to and under all improvements, facilities, infrastructure, equipment, fixtures, and other real, immovable, personal or immovable property (including all platforms, wells, pumping units, wellhead equipment, tanks, pipelines, flow lines, gathering lines, compressors, dehydration units, separators, meters, buildings, injection facilities, salt water disposal facilities, and power, telephone and telegraph lines), and all fee interests, easements, servitudes, rights-of-way, surface leases, licenses, permits and other surface rights, which are now or hereafter used, or held for use, in connection with the properties, rights and interests described in clauses A, B, C or D above, or in connection with the operation of such properties, rights and interests, or in connection with the treating, handling, storing, processing, transporting or marketing of oil, gas, other hydrocarbons, or other minerals produced from (or allocated to) such properties, rights and interests; and

All of Mortgagor’s rights, estates, powers and privileges appurtenant to any of the foregoing.

Notwithstanding any provision in this Mortgage to the contrary, in no event is (a) any Building (as defined in the applicable Flood Insurance Regulation) or Manufactured (Mobile) Home (as defined in the applicable Flood Insurance Regulation), which is located within an area having special flood hazards and in which flood insurance is available under the National Flood Insurance Act of 1968, or (b) any interest held by Mortgagor in and to the surface of the lands underlying said Building or Manufactured (Mobile) Home, insofar and only insofar as such lands lie directly below said Building or Manufactured (Mobile) Home (such Buildings, Manufactured (Mobile) Homes and lands are collectively referred to herein as, the “Excluded Properties”), included in the definition of “Mortgaged Properties”, and no Excluded Properties are encumbered by this Mortgage. As used herein, “Flood Insurance Regulations” shall mean (i) the National Flood Insurance Act of 1968 as now in effect, (ii) the Flood Disaster Protection Act of 1973 as now in effect, (iii) the National Flood Insurance Reform Act of 1994 (amending 42 USC 4001, et seq.), as now in effect, and (iv) the Flood Insurance Reform Act of 2004 as now in effect.

3

Any fractions or percentages specified on attached Exhibit A in referring to the Mortgagor’s interests are solely for purposes of the warranties made by the Mortgagor pursuant to ARTICLE II hereof and shall in no manner limit the quantum of interest affected by this Section 1.1 with respect to any Mortgaged Property.

TO HAVE AND TO HOLD the Mortgaged Properties unto Mortgagee, and its successors and assigns, upon the terms, provisions and conditions herein set forth.  Mortgagor will warrant and defend title to the Property (as herein defined) against the claims and demands of all Persons claiming or to claim the same or any part thereof, free and clear of all liens, security interests, and encumbrances except for “Permitted Interests” (as defined in the Credit Agreement referred to below, and herein so called).

Section 1.2.  Scope of Mortgage.  This Mortgage is a mortgage, a security agreement, a financing statement and an assignment.  This Mortgage covers real property, and personal property (including goods that are or are to become fixtures and as-extracted collateral), and all proceeds thereof.

Section 1.3.  Grant of Security Interest.  To further secure the payment of the secured indebtedness herein referred to and the performance of the obligations, covenants, agreements, warranties, and undertakings of Mortgagor herein described, Mortgagor hereby grants to Mortgagee (as herein defined) a security interest in the entire interest of Mortgagor (whether now owned or hereafter acquired by operation of law or otherwise) in and to:

(a)   the Mortgaged Properties, to the extent the Mortgaged Properties consist of fixtures and personal property;

(b)   all oil, gas, other hydrocarbons, and other minerals at any time produced from or allocated to the Mortgaged Properties and all products processed or obtained therefrom (herein collectively called the “Production”), together with all accounts arising out of the sale of Production and all other proceeds of Production (regardless of whether or not the Production, such accounts and such proceeds constitute “as-extracted collateral” under the UCC), and all liens and security interests securing payment of the proceeds of Production, including those liens and security interests provided for under (i) statutes enacted in the jurisdictions in which the Mortgaged Properties are located, or (ii) statutes made applicable to the Mortgaged Properties under federal law (or some combination of federal and state law);

(c)   without limitation of or by any other provisions of this Section 1.3, all payments received in lieu of Production (regardless of whether such payments accrued, or the events which gave rise to such payments occurred on, before or after the date hereof), including “take or pay” payments and similar payments, payments received in settlement of or pursuant to a judgment rendered with respect to take or pay or similar obligations or other obligations under a production sales contract, payments received in buyout or buydown or other settlement of a production sales contract, and payments received under a gas balancing or similar agreement as a result of (or received otherwise in settlement of or pursuant to judgment rendered with respect to) rights held by Mortgagor as a result of Mortgagor (or its predecessors in title) taking or having taken less gas from lands covered by a Mortgaged Property (or lands pooled or unitized therewith) than their ownership of such Mortgaged Property would entitle them to receive (the payments described in this subsection (b) being herein called “Payments in Lieu of Production”);

4

(d)   all equipment, inventory, improvements, fixtures, accessions, goods, and other personal property or movable property of whatever nature now or hereafter located on or used or held for use in connection with the Mortgaged Properties (or in connection with the operation thereof or the treating, handling, storing, processing, transporting, or marketing of Production), and all licenses and permits of whatever nature now or hereafter used or held for use in connection with the Mortgaged Properties (or in connection with the operation thereof or the treating, handling, storing, processing, transporting, or marketing of Production), and all renewals or replacements of the foregoing or substitutions for the foregoing;

(e)   all accounts, contracts, contract rights, choses in action (i.e., rights to enforce contracts or to bring claims thereunder) and general intangibles of any kind (regardless of whether the same arose, or the events which gave rise to the same occurred, on or before or after the date hereof) in any way related to the Mortgaged Properties, the operation thereof (whether Mortgagor is operator or non-operator or otherwise), or the treating, handling, separation, stabilization, storing, processing, transporting, gathering, sale or marketing of Production (including any of the same relating to payment of proceeds of Production or to payment of amounts which could constitute Payments in Lieu of Production);

(f)   without limitation of or by the foregoing, all rights and interests of Mortgagor under any Hedging Contract now or hereafter existing;

(g)   all geological, geophysical, engineering, accounting, title, legal, and other technical or business data concerning the Mortgaged Properties, the Production or any other item of Property (as herein defined), which data is now or hereafter in the possession of Mortgagor or in which Mortgagor can otherwise grant a security interest, and all books, files, records, magnetic media, software, and other forms of recording or obtaining access to such data;

(h)   without limitation of or by any of the foregoing, all rights, titles and interests now owned or hereafter acquired by Mortgagor in any and all goods, inventory, equipment, as-extracted collateral, documents, money, instruments, intellectual property, certificated securities, uncertificated securities, investment property, letters of credit, rights to proceeds of written letters of credit and other letter-of-credit rights, commercial tort claims, deposit accounts, payment intangibles, general intangibles, contract rights, chattel paper (including electronic chattel paper and tangible chattel paper), rights to payment evidenced by chattel paper, software, supporting obligations and accounts, wherever located, and all rights and privileges with respect thereto (all of the properties, rights and interests described in subsections (a), (b), (c), (d), (e), (f) and (g) above, subsection (i) below, and this subsection (h) being herein sometimes collectively called the “Collateral”); and

(i)   all proceeds of the Collateral (the Mortgaged Properties, the Collateral, and the proceeds of the Mortgaged Properties and of the Collateral being herein sometimes collectively called the “Property”).

5

provided, however, that if the grant of a security interest or Lien under Section 1.1 or this Section 1.3 with respect to any contract, easement, right of way, surface lease, personal property lease or other agreement is prohibited thereunder and the violation of such prohibition would cause Mortgagor to lose its interest in or rights with respect to such contract, easement, right of way, surface lease, personal property lease or other agreement, Mortgagor shall be deemed not to have granted such security interest or Lien therein or thereon to the extent that such prohibition is enforceable and applicable.

Except as otherwise expressly provided in this Mortgage, all terms in this Mortgage relating to the Collateral and the grant of the foregoing security interest which are defined in the UCC, as defined below, shall have the meanings assigned to them in Article 9 (or, absent definition in Article 9, in any other Article) of the UCC, as those meanings may be amended, revised or replaced from time to time.  Notwithstanding the foregoing, the parties intend that the terms used herein which are defined in the UCC have, at all times, the broadest and most inclusive meanings possible.  Accordingly, if the UCC shall in the future be amended or held by a court to define any term used herein more broadly or inclusively than the UCC in effect on the date of this Mortgage, then such term, as used herein, shall be given such broadened meaning.  If the UCC shall in the future be amended or held by a court to define any term used herein more narrowly, or less inclusively, than the UCC in effect on the date of this Mortgage, such amendment or holding shall be disregarded in defining terms used in this Mortgage.

Section 1.4.  Loan Documents, Hedging Obligations, and Other Obligations.  This Mortgage is made to secure and enforce the payment and performance of the following obligations, indebtedness, Revolving Line, and liabilities:

(a)   All indebtedness and other obligations of Mortgagor now or hereafter incurred or arising pursuant to the provisions of that certain Secured Revolving Credit Agreement dated as of April 4, 2012 between Mortgagor and Mortgagee, and all supplements thereto and amendments or modifications thereof, and all agreements given in substitution therefor or in restatement, renewal or extension thereof, in whole or in part (such Secured Revolving Credit Agreement as the same may from time to time be supplemented, amended or modified, and all other agreements given in substitution therefor or in restatement, renewal or extension thereof, in whole or in part, being herein called the “Credit Agreement”);

(b)   The “Revolving Line” (as defined in the Credit Agreement and used with the same meaning herein) in the aggregate principal amount of up to $10,000,000.00, that may be made from time to time by Mortgagee to Mortgagor pursuant to the Credit Agreement, and the promissory note evidencing such Revolving Line, bearing interest as now or hereafter provided in the Credit Agreement and having a final maturity date on or before March 31, 2014 unless otherwise extended pursuant to the Credit Agreement or by amendment thereto;

(c)   Payment and performance of all Hedging Obligations;

(d)   All other indebtedness and other obligations now or hereafter incurred or arising pursuant to the provisions of the Credit Agreement, this Mortgage or any other instrument now or hereafter evidencing, governing, guaranteeing or securing the “secured indebtedness” (as herein defined) or any part thereof or otherwise executed in connection with any advance or loan evidenced or governed by the Credit Agreement (the Credit Agreement, any and all promissory notes issued thereunder, this Mortgage and such other instruments being herein sometimes collectively called the “Loan Documents”);

6

(e)   All interest on any of the foregoing, whether presently or hereafter agreed to, and all costs and expenses of Mortgagee in enforcing its rights and remedies hereunder; and

(f)   All other loans and future advances made by Mortgagee to Mortgagor and all other debts, obligations and liabilities of Mortgagor of every kind and character now or hereafter existing in favor of Mortgagee, whether direct or indirect, primary or secondary, joint or several, fixed or contingent, and whether originally payable to Mortgagee or to a third party and subsequently acquired by Mortgagee, it being contemplated that Mortgagor may hereafter become indebted to Mortgagee for such further debts, obligations and liabilities.

Without limiting the generality of the foregoing, this Mortgage secures the payment of all amounts that constitute part of the secured indebtedness and would be owed by Mortgagor to Mortgagee under the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving Mortgagor.

In addition to the obligations otherwise described in this Mortgage, this Mortgage secures the following (collectively, the “Future Advances”): (i) all future advances from Mortgagee to Mortgagor made under or pursuant to the Credit Agreement or the other Loan Documents; and (ii) all amounts disbursed by Mortgagee under any other provision of this Mortgage.  The Future Advances are part of the secured indebtedness.  The Future Advances are secured by this Mortgage whether or not Mortgagee is obligated to make the Future Advances.  The Future Advances are secured as if made on the date of this Mortgage.  It is expressly agreed that the lien and security interest of this Mortgage shall continue despite the fact that the indebtedness evidenced by the Loan Documents may, from time to time, be fully paid, and despite that the aggregate amount of the advances evidenced by the Loan Documents may exceed the initial aggregate principal balance secured by this Mortgage and despite that certain advances may be non-obligatory, until the obligations of Mortgagee to make further advances under the Loan Documents is terminated and all of the secured indebtedness is fully and finally paid or performed and no further secured indebtedness may thereafter arise.

Section 1.5.  Certain Defined Terms.

(a)   The indebtedness referred to in Section 1.4, and all renewals, extensions and modifications thereof, and all substitutions therefor, in whole or in part, are herein sometimes collectively referred to as the “secured indebtedness” or the “indebtedness secured hereby”.

(b)   “Applicable Rate” means the rate in effect at any time in question with respect to Revolving Line pursuant to the Credit Agreement.

(c)   “Credit Party” means Mortgagor.

7

(d)   “Hedging Contract” means any written or unwritten agreement now existing or hereafter entered into that provides for (i) any rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap or collar, commodity floor, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, weather index transaction or forward purchase or sale of a security, commodity or other financial instrument or interest (including any option with respect to any of these transactions), (ii) any type of transaction that is similar to any transaction referred to in clause (i) above that is currently, or in the future becomes, recurrently entered into in the financial markets (including terms and conditions incorporated by reference in such agreement) and that is a forward, swap, future, option or other derivative on one or more rates, currencies, commodities, equity securities or other equity  instruments, debt securities or other debt instruments, economic indices or measures of economic risk or value, or other benchmarks against which payments or deliveries are to be made, or (iii) any combination of the foregoing transactions

(e)   “Hedging Obligation” means any obligation of any Credit Party arising from time to time under any Hedging Contract heretofore, presently or hereafter entered into with a Secured Counterparty; provided that if any Person that was a Secured Counterparty ceases to be a Secured Counterparty, the Hedging Obligations shall only include such obligations to the extent arising from transactions entered into during or prior to the time such Person was a Secured Counterparty and shall not include any obligations arising from any transaction entered into after such Person ceases to be a Secured Counterparty.

(i)   “Indemnified Persons” means Mortgagee and its parent, directors, governors, officers, managers, employees, participants, agents, and successors and assigns.

(ii)   “Permitted Transfers” means (a) the sale of Hydrocarbons (as defined in the Credit Agreement) and seismic data in the ordinary course of business; (b) farm-outs of undeveloped acreage and assignments in connection with such farm-outs; (d) sales or other dispositions of Borrower Properties (as defined in the Credit Agreement) or any interest therein; provided that the following are satisfied: (i) at least seventy-five percent (75%) of the consideration received in respect of such sale, farm-out, or other disposition shall be cash, or (ii) new Borrower Property (as defined in the Credit Agreement) or any combination of (i) and (ii); and (e) the sale, disposal or other disposition of Collateral (as defined in the Credit Agreement) (x) where it represents the sale or transfer of tangible personal property that is no longer necessary for the business of the Mortgagor or is replaced by property of at least comparable value and use and (y) other dispositions and sales of Collateral, without Mortgagee’s consent, having a fair market value not to exceed $50,000 in the aggregate during the term of this Mortgage

(f)   “Person” means an individual, corporation, general partnership, limited partnership, limited liability company, association, joint stock company, trust or trustee thereof, estate or executor thereof, governmental agency or authority, or any other legally recognizable entity.

8

(g)   “Secured Counterparty” means Mortgagee and any affiliate of Mortgagee.

(h)   “UCC” means the Uniform Commercial Code as enacted from time to time as part of the laws applicable to this Mortgage pursuant to Section 5.19.

ARTICLE II.

Representations, Warranties and Covenants

Section 2.1.  Mortgagor represents, warrants, and covenants as follows:

(iii)   Title and Liens.  Mortgagor has, and Mortgagor covenants to maintain, good and Defensible Title (as defined in the Credit Agreement) to the fee interests in real property and the oil and gas leasehold interests comprising the Property, in each case free and clear of all liens, security interests, and encumbrances except for Permitted Interests.  The ownership by Mortgagor of the Mortgaged Properties does and will, with respect to each well or unit identified on Schedule I attached to the Credit Agreement and made a part hereof by this reference, entitle Mortgagor to receive (subject to the terms and provisions of this Mortgage) a decimal or percentage share of the oil, gas and other hydrocarbons produced from, or allocated to, such well or unit equal to not less than the decimal or percentage share that Mortgagor previously has provided to Mortgagee for such well or unit (subject to deviations that are acceptable to Mortgagee), and cause Mortgagor to be obligated to bear a decimal or percentage share of the cost of operation of such well or unit equal to not more than the decimal or percentage share that Mortgagor previously has provided to Mortgagee for such well or unit (subject to deviations that are acceptable to Mortgagee).   The above-described shares of production which Mortgagor is entitled to receive and shares of expenses which Mortgagor is obligated to bear are not and will not be subject to change (other than changes which arise pursuant to non-consent provisions of operating agreements described in Exhibit A in connection with operations hereafter proposed), except, and only to the extent that, such changes are acceptable to Mortgagee.  There is not and will not be any unexpired financing statement covering any part of the Property on file in any public office naming any party other than Mortgagee as secured party and other than Permitted Interests.

(a)   No Sale or Disposal Without Consent.  Except for Permitted Transfers or as otherwise may be expressly permitted herein or under the Credit Agreement, Mortgagor will not sell, exchange, lease, transfer, release or otherwise dispose of any part of, or interest in, the Property.

9

(b)   Defense of Mortgage.  If the validity or priority of this Mortgage or of any rights, titles, liens or security interests created or evidenced hereby with respect to the Property or any part thereof or the title of Mortgagor to the Property shall be endangered or questioned or shall be attacked directly or indirectly or if any legal proceedings are instituted against Mortgagor with respect thereto, Mortgagor will give prompt written notice thereof to Mortgagee and at Mortgagor’s own cost and expense will diligently endeavor to cure any defect that may be developed or claimed, and will take all necessary and proper steps for the defense of such legal proceedings, including the employment of counsel, the prosecution or defense of litigation and the release or discharge of all adverse claims, and  Mortgagee (whether or not named as a party to legal proceedings with respect thereto) is hereby authorized and empowered to take such additional steps as in its judgment and discretion may be necessary or proper for the defense of any such legal proceedings or the protection of the validity or priority of this Mortgage and the rights, titles, liens and security interests created or evidenced hereby, including the employment of independent counsel, the prosecution or defense of litigation, the compromise or discharge of any adverse claims made with respect to the Property, the purchase of any tax title and the removal of prior liens or security interests, and all expenditures so made of every kind and character shall be a demand obligation (which obligation Mortgagor hereby expressly promises to pay) owing by Mortgagor to Mortgagee and shall bear interest from the date expended until paid as described in Section 2.3 hereof, and the party incurring such expenses shall be subrogated to all rights of the Person receiving such payment.

(c)   Insurance.  Mortgagor will carry insurance as required under the Credit Agreement.  In the event of foreclosure of this Mortgage, or other transfer of title to the Property in extinguishment in whole or in part of the secured indebtedness, all right, title and interest of Mortgagor in and to such policies then in force concerning the Property and all proceeds payable thereunder shall, to the maximum extent permitted under applicable law, thereupon vest in the purchaser at such foreclosure or other transferee in the event of such other transfer of title.

(d)   Further Assurances.  Mortgagor will, on request of Mortgagee, (i) promptly correct any defect, error or omission which may be discovered in the contents of this Mortgage, or in any other Loan Document, or in the execution or acknowledgment of this Mortgage or any other Loan Document, (ii) execute, acknowledge, deliver and record or file such further instruments (including further deeds of trust, mortgages, security agreements, financing statements, continuation statements, and assignments of production, accounts, funds, contract rights, general intangibles, and proceeds) and do such further acts, as may be necessary, desirable or proper to carry out more effectively the purposes of this Mortgage and the other Loan Documents, and (iii) execute, acknowledge, deliver, and file or record any financing statement, notice, document or instrument reasonably requested by Mortgagee to protect the liens or the security interests hereunder against the rights or interests of third persons.  Mortgagor shall pay all reasonable costs connected with any of the foregoing.

(e)   Not a Foreign Person.  Mortgagor is not a “foreign person” within the meaning of Sections 1445 and 7701 of the Internal Revenue Code of 1986, as amended, (i.e. Mortgagor is not a non-resident alien, foreign corporation, foreign partnership, foreign trust or foreign estate as those terms are defined in the Code and any regulations promulgated thereunder).

(f)   Payment and Performance.  Mortgagor will make due and punctual payment of all secured indebtedness as the same become due and payable, whether at a date for payment of a fixed installment, or contingent or other payment, or as a result of acceleration or otherwise.  Mortgagor will timely and properly perform all of its covenants and agreements under this Mortgage or the Loan Documents and will not permit a default to occur hereunder or thereunder.

10

Section 2.2.  [Intentionally Deleted]

Section 2.3.  Performance on Mortgagor’s Behalf.  Mortgagor agrees that if Mortgagor fails to perform any act or to take any action which Mortgagor is required to perform or take hereunder or under any of the Loan Documents, or to pay any money which Mortgagor is required to pay under any of the Loan Documents, Mortgagee, in Mortgagor’s name or Mortgagee’s own name, may perform or cause to be performed such act or take such action or pay such money, and any expenses so incurred by Mortgagee and any money so paid by Mortgagee shall be a demand obligation owing by Mortgagor to Mortgagee (which obligation Mortgagor hereby expressly promises to pay) and Mortgagee, upon making such payment, shall be subrogated to all of the rights of the Person receiving such payment.  Mortgagee will use its best efforts to give notice to Mortgagor of an action taken by Mortgagee pursuant to the preceding sentence, but Mortgagee will not be liable for its failure to give notice, and any failure by Mortgagee to give notice will not affect Mortgagee’s rights under this Mortgage.  Each amount due and owing by Mortgagor to Mortgagee pursuant to this Section 2.3 or any other section of this Mortgage that refers to the Applicable Rate shall bear interest each day, from the date of such expenditure or payment until paid, at the Applicable Rate; and all such amounts, together with such interest thereon, shall be a part of the secured indebtedness and shall be secured by this Mortgage.

Section 2.4.  Recording.  Mortgagor will cause this Mortgage and all amendments and supplements thereto and substitutions therefor and all financing statements and continuation statements relating thereto to be recorded, filed, re-recorded and refiled in such manner and in such places as Mortgagee shall reasonably request and will pay all such recording, filing, re-recording and refiling taxes, fees and other charges.

Section 2.5.  Reporting Compliance.  Mortgagor agrees to comply with any and all reporting requirements applicable to the transactions relating to the secured indebtedness that are set forth in any law, statute, ordinance, rule, regulation, order or determination of any governmental authority, and further agrees upon request of Mortgagee to furnish Mortgagee with evidence of such compliance.

Section 2.6.  Release of Mortgage.  Upon the payment and satisfaction in full of the secured indebtedness, the termination or expiration of the commitment of Mortgagee to extend credit to any Credit Party under the Credit Agreement, and the termination of the Credit Agreement and all transactions under Hedging Contracts in accordance with the terms thereof, this Mortgage will terminate, and Mortgagee will, at Mortgagor’s request and expense, execute and deliver to Mortgagor such documents as Mortgagor shall reasonably request to evidence such termination and the release of the liens and security interests created hereby.

(b)   Partial Release of Mortgage Upon Permitted Transfer of Property.  Notwithstanding anything to the contrary in this Mortgage, Mortgagor shall have the right to make, and Mortgagee hereby consents to, any Permitted Transfer.  Upon any Permitted Transfer, the Property that is the subject of the Permitted Transfer shall be deemed released from the lien of this Mortgage, but the proceeds received by Mortgagor in exchange for the Property that Mortgagor transfers in the Permitted Transfer shall be subject to the lien of this Mortgage.  Upon request, Mortgagee shall execute and deliver to Mortgagor such documents as Mortgagor shall reasonably request to evidence such release.

Section 2.7.  Survival of Indemnities; Reinstatement.    Notwithstanding any release of this Mortgage (and whether or not expressly reserved in any instrument of release), the indemnifications and other rights that this Mortgage or the Credit Agreement contemplate will continue in effect following the release hereof shall continue in effect unaffected by such release.  If any payment of any secured indebtedness is held to constitute a preference or a voidable transfer under applicable state or federal laws, or if for any other reason Mortgagee is required to refund such payment to the payor thereof or to pay the amount thereof to any third party, this Mortgage shall be reinstated to the extent of such payment or payments.

11

ARTICLE III.

Assignment of Production, Accounts, and Proceeds

Section 3.1.  Assignment of Production and Production Proceeds.  Mortgagor does hereby absolutely and unconditionally assign, transfer and set over to Mortgagee (a) all Production and all other as-extracted collateral that relates or accrues to Mortgagor’s interests in the Mortgaged Properties and (b) all proceeds of the foregoing (including all as-extracted collateral constituting proceeds) and all Payments in Lieu of Production (which proceeds and Payments in Lieu of Production are herein collectively called “Production Proceeds”), together with the immediate and continuing right to collect and receive such Production Proceeds.  Mortgagor directs and instructs any and all purchasers of any Production to pay to Mortgagee all of the Production Proceeds accruing to Mortgagor’s interest until such time as such purchasers have been furnished with evidence that all secured indebtedness has been paid and that this Mortgage has been released.  Mortgagor agrees that no purchaser of Production shall have any responsibility for the application of any funds paid to Mortgagee.

Section 3.2.  Effectuating Payment of Production Proceeds to Mortgagee.  Mortgagor agrees to execute and deliver any and all transfer orders, division orders and other instruments that may be requested by Mortgagee or that may be required by any purchaser of any Production for the purpose of effectuating payment of the Production Proceeds to Mortgagee.  If under any existing sales agreements, other than division orders or transfer orders, any Production Proceeds are required to be paid by the purchaser to Mortgagor so that under such existing agreements payment cannot be made of such Production Proceeds to Mortgagee, Mortgagor’s interest in all Production Proceeds under such sales agreements and in all other Production Proceeds which for any reason may be paid to Mortgagor shall, when received by Mortgagor, constitute trust funds in Mortgagor’s hands and shall be immediately paid over to Mortgagee. Without limitation upon any of the foregoing, Mortgagor hereby constitutes and appoints Mortgagee as Mortgagor’s special attorney-in-fact (with full power of substitution, either generally or for such periods or purposes as Mortgagee may from time to time prescribe) in the name, place and stead of Mortgagor to do any and every act and exercise any and every power that Mortgagor might or could do or exercise personally with respect to all Production and Production Proceeds (the same having been assigned by Mortgagor to Mortgagee pursuant to Section 3.1 hereof), expressly including the right, power and authority to:

(a)   execute and deliver in the name of Mortgagor any and all transfer orders, division orders, letters in lieu of transfer orders, indemnifications, certificates and other instruments of every nature that may be requested or required by any purchaser of Production from any of the Mortgaged Properties for the purposes of effectuating payment of the Production Proceeds to Mortgagee or that Mortgagee may otherwise deem necessary or appropriate to effect the intent and purposes of the assignment contained in Section 3.1; and

12

(b)   if under any sales agreements other than division orders or transfer orders, any Production Proceeds are required to be paid by the purchaser to Mortgagor so that under such existing agreements payment cannot be made of such Production Proceeds to Mortgagee, to make, execute and enter into such sales agreements or other agreements as are necessary to direct Production Proceeds to be payable to Mortgagee;

giving and granting unto said attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever necessary and requisite to be done as fully and to all intents and purposes, as Mortgagor might or could do if personally present; and Mortgagor shall be bound thereby as fully and effectively as if Mortgagor had personally executed, acknowledged and delivered any of the foregoing certificates or documents.  The power of attorney herein conferred is granted for valuable consideration and hence is coupled with an interest and is irrevocable so long as the secured indebtedness, or any part thereof, shall remain unpaid.  All Persons dealing with Mortgagee or any substitute shall be fully protected in treating the powers and authorities conferred by this paragraph as continuing in full force and effect until advised by Mortgagee that all the secured indebtedness is fully and finally paid.  Mortgagee may, but shall not be obligated to, take such action as it deems appropriate in an effort to collect the Production Proceeds and any reasonable expenses (including reasonable attorney’s fees) so incurred by Mortgagee shall be a demand obligation of Mortgagor and shall be secured hereby and bear interest each day, from the date of such expenditure or payment until paid, at the Applicable Rate.

(c)   License to Sell Production.  Notwithstanding anything to the contrary in this Article III, so long as no Event of Default has occurred and is continuing, Mortgagee hereby grants to Mortgagor a license to sell all Production and all other as-extracted collateral that relates or accrues to Mortgagor’s interests in the Mortgaged Properties, including but not limited to all Hydrocarbons, and seismic data, in the ordinary course of business, provided that such license shall automatically terminate upon and for so long as an Event of Default is continuing.

Section 3.3.  Change of Purchaser.  To the extent an Event of Default has occurred and is continuing, should any Person now or hereafter purchasing or taking Production fail to make payment promptly to Mortgagee of the Production Proceeds, Mortgagee shall, subject to then existing contractual prohibitions, have the right to make, or to require Mortgagor to make, a change of purchaser, and the right to designate or approve the new purchaser, and Mortgagee shall have no liability or responsibility in connection therewith so long as ordinary care is used in making such designation.

Section 3.4.  Application of Production Proceeds.  All Production Proceeds received by Mortgagee shall be applied or held by Mortgagee in accordance with the provisions of the Credit Agreement.

Section 3.5.  Release From Liability; Indemnification.  Mortgagee and its successors and assigns are hereby released and absolved from all liability for failure to enforce collection of the Production Proceeds and from all other responsibility in connection therewith, except the responsibility of each to account to Mortgagor for funds actually received by each.  Mortgagor has provided pursuant to the Credit Agreement certain indemnifications for the benefit of the Indemnified Persons that apply also for purposes of this Mortgage.

13

Section 3.6.  Mortgagor’s Absolute Obligation to Pay Revolving Line.  Nothing herein contained shall detract from or limit the obligations of Mortgagor to pay the secured indebtedness in accordance with the terms thereof, regardless of whether the Production and Production Proceeds herein assigned are sufficient to pay the same, and the rights under this Article III shall be cumulative of all other rights under the Loan Documents.

ARTICLE IV.

Remedies Upon Default

Section 4.1  Event of Default.  The term “Event of Default” as used in this Mortgage means an “Event of Default” as defined in the Credit Agreement.

Section 4.2.  Acceleration of Secured Indebtedness.  The maturity of the secured indebtedness may be accelerated as provided in the Credit Agreement and in accordance with [North Dakota] law.

Section 4.3.  Preforeclosure Remedies.  Upon the occurrence and during the continuance of an Event of Default, Mortgagee is authorized, prior or subsequent to the institution of any foreclosure proceedings, to enter upon the Property, or any part thereof, and to take possession of the Property and all books and records relating thereto, and to exercise without interference from Mortgagor any and all rights which Mortgagor has with respect to the management, possession, operation, protection or preservation of the Property.  If necessary to obtain the possession provided for above, Mortgagee may invoke any and all remedies to dispossess Mortgagor.  Mortgagor agrees to peacefully surrender possession of the Property if requested by Mortgagee.  All costs, expenses and liabilities of every character incurred by Mortgagee in managing, operating, maintaining, protecting or preserving the Property shall constitute a demand obligation (which obligation Mortgagor hereby expressly promises to pay) owing by Mortgagor to Mortgagee and shall bear interest from date of expenditure until paid at the Applicable Rate, all of which shall constitute a portion of the secured indebtedness and shall be secured by this Mortgage and by any other instrument securing the secured indebtedness.  In connection with any action taken by Mortgagee pursuant to this Section 4.3, Mortgagee shall not be liable for any loss sustained by Mortgagor or any affiliate of Mortgagor resulting from any act or omission by Mortgagee (including Mortgagee’s own negligence or strict liability) in managing the Property, except to the extent such loss is caused by the gross negligence or willful misconduct of Mortgagee, nor shall Mortgagee be obligated to perform or discharge any obligation, duty or liability of Mortgagor arising under any agreement forming a part of the Property or arising under any Permitted Interest or otherwise arising.  Mortgagor hereby assents to, ratifies and confirms any and all actions of Mortgagee with respect to the Property taken under this Section 4.3, other than gross negligence or willful misconduct of Mortgagee.

14

Section 4.4.  Foreclosure.

(a)   Upon the occurrence and during the continuance of an Event of Default, this Mortgage may be foreclosed as to the Mortgaged Properties, or any part thereof, in any manner permitted by applicable law.

(b)   Upon the occurrence and during the continuance of an Event of Default, Mortgagee may exercise its rights of enforcement with respect to the Collateral under the UCC or under any other statute in force in any state to the extent the same is applicable law and:

(i)   Mortgagee may enter upon the Mortgaged Properties or otherwise upon Mortgagor’s premises to take possession of, assemble and collect the Collateral or to render it unusable;

(ii)   Mortgagor shall upon Mortgagee’s request assemble the Collateral and make it available at one or more places reasonably designated by Mortgagee to allow Mortgagee to take possession or dispose of the Collateral;

(iii)   written notice mailed to Mortgagor as provided herein at least ten (10) days prior to the date of public sale of the Collateral or prior to the date after which private sale of the Collateral will be made shall constitute reasonable notice;

(iv)   in the event of a foreclosure of the liens or security interests created or evidenced hereby, the Collateral, or any part thereof, and the Mortgaged Properties, or any part thereof, may, at the option of Mortgagee, be sold, as a whole or in parts, together or separately (for example, when a portion of the Mortgaged Properties is sold, the Collateral related thereto may be sold in connection therewith);

(v)   the expenses of sale provided for in clause FIRST of Section 4.6 shall include the reasonable expenses of retaking the Collateral, or any part thereof, holding the same and preparing the same for sale or other disposition;

(vi)   should, under this subsection, the Collateral be disposed of other than by sale, any proceeds of such disposition shall be treated under Section 4.6 as if the same were sales proceeds; and

(vii)   Mortgagee shall have full power and authority to act as Mortgagor’s attorney-in-fact, and Mortgagor hereby grants to Mortgagee appropriate powers of attorney to act for and on behalf of Mortgagor, in all dealings with the Department of Interior and all other agencies, departments and subdivisions of the United States of America and of all states in all transactions relating to the Property or any part thereof.  Mortgagor hereby authorizes and directs all such agencies, departments and subdivisions to rely upon any writing from Mortgagee asserting that a default has occurred and is continuing, without inquiry into whether or not such default actually occurred and is continuing, and Mortgagor agrees that the exercising by Mortgagee of such powers of attorney may be relied upon in all respects and, as between Mortgagor and such agency, department or subdivision, shall be binding upon Mortgagor.

15

(c)   To the extent permitted by applicable law, the sale hereunder of less than the whole of the Property shall not exhaust the powers of sale herein granted or the right to judicial foreclosure, and one or more successive sale or sales may be made until the whole of the Property shall be sold, and, if the proceeds of such sale of less than the whole of the Property shall be less than the aggregate of the indebtedness secured hereby, this Mortgage and the liens and security interests hereof shall remain in full force and effect as to the unsold portion of the Property just as though no sale had been made; provided, however, that Mortgagor shall never have any right to require the sale of less than the whole of the Property.  In the event any sale hereunder is not completed or is defective in the opinion of Mortgagee, such sale shall not exhaust the powers of sale hereunder or the right to judicial foreclosure, and Mortgagee shall have the right to cause a subsequent sale or sales to be made.  Any sale may be adjourned by announcement at the time and place appointed for such sale without further notice except as may be required by law.  Any and all statements of fact or other recitals made in any deed or deeds, or other instruments of transfer, given in connection with a sale as to nonpayment of the secured indebtedness or as to the occurrence of any Event of Default, or as to all of the secured indebtedness having been declared to be due and payable, or as to the request to sell, or as to notice of time, place and terms of sale and the properties to be sold having been duly given, or as to any other act or thing having been duly done by any Person, shall be taken as prima facie evidence of the truth of the facts so stated and recited.  Notwithstanding any reference herein to the Credit Agreement or any other Loan Document, all Persons dealing with the Mortgaged Properties shall be entitled to rely on any document, or certificate, of Mortgagee as to the occurrence of any event or the satisfaction of any condition, such as the existence of an Event of Default, and shall not be charged with or forced to review any provision of this Mortgage or any other document to determine the accuracy thereof.  With respect to any sale held in foreclosure of the liens or security interests covered hereby, it shall not be necessary for Mortgagee, any public officer acting under execution or order of the court or any other party to have physically present or constructively in his/her or its possession, either at the time of or prior to such sale, the Property or any part thereof.

Section 4.5.  Receiver.  In addition to all other remedies herein provided for, Mortgagor agrees that, upon the occurrence and during the continuance of an Event of Default, Mortgagee shall as a matter of right be entitled to the appointment of a receiver or receivers for all or any part of the Property, whether or not such receivership is incident to a proposed sale (or sales) of such property or otherwise, and without regard to the value of the Property or the solvency of any Person or Persons liable for the payment of the indebtedness secured hereby, and Mortgagor hereby consents to the appointment of such receiver or receivers, waives any and all defenses to such appointment, agrees not to oppose any application therefor by Mortgagee, and agrees that such appointment shall in no manner impair, prejudice or otherwise affect the rights of Mortgagee under Article III hereof.  Mortgagor expressly waives notice of a hearing for appointment of a receiver and the necessity for bond or an accounting by the receiver.  Nothing herein is to be construed to deprive Mortgagee of any other right, remedy or privilege it may now or hereafter have under the law to have a receiver appointed.  Any money advanced by Mortgagee in connection with any such receivership shall be a demand obligation (which obligation Mortgagor hereby expressly promises to pay) owing by Mortgagor to Mortgagee and shall be secured hereby and bear interest, from the date of making such advancement by Mortgagee until paid, at the Applicable Rate.

16

Section 4.6.  Proceeds of Foreclosure.  The proceeds of any sale held in foreclosure or other enforcement of the liens or security interests created or evidenced hereby shall be applied as follows:

FIRST, such proceeds shall be applied to the payment of all costs and expenses incident to such foreclosure sale or other enforcement, including all court costs and charges of every character in the event foreclosed by suit or any judicial proceeding under the provisions of Section 4.4.(a), but excluding attorneys’ fees;

SECOND, such proceeds shall be applied to the payment of the secured indebtedness in accordance with the Credit Agreement (or shall be held as cash collateral in accordance therewith); and

THIRD, the remainder, if any, of such proceeds shall be paid to Mortgagor, or to Mortgagor’s heirs, devisees, representatives, successors or assigns, or to such other Persons as may be entitled thereto by law.

Section 4.7.  Mortgagee as Purchaser.  Mortgagee shall have the right to become the purchaser at any sale held in foreclosure of the liens or security interests created or evidenced hereby, and Mortgagee purchasing at any such sale shall have the right to credit upon the amount of the bid made therefor, to the extent necessary to satisfy such bid, the secured indebtedness owing to Mortgagee, or if Mortgagee holds less than all of such indebtedness, the pro rata part thereof owing to Mortgagee, accounting to all other Mortgagees not joining in such bid in cash for the portion of such bid or bids apportionable to non-bidding Mortgagee.

Section 4.8.  Foreclosure as to Matured Debt.  Upon the occurrence and during the continuance of an Event of Default, Mortgagee shall have the right to proceed with foreclosure of the liens or security interests created or evidenced hereby without declaring the entire secured indebtedness due, and in such event, any such foreclosure sale may be made subject to the unmatured part of the secured indebtedness and shall not in any manner affect the unmatured part of the secured indebtedness, but as to such unmatured part, this Mortgage shall remain in full force and effect just as though no sale had been made.  The proceeds of such sale shall be applied as provided in Section 4.6 except that the amount paid under clause SECOND thereof shall be only the matured portion of the secured indebtedness and any proceeds of such sale in excess of those provided for in clauses FIRST and SECOND (modified as provided above) shall be applied or held as provided in Section 3.5.  Several sales may be made hereunder without exhausting the right of sale for any unmatured part of the secured indebtedness.

Section 4.9.  Remedies Cumulative.  All remedies herein provided for are cumulative of each other and of all other remedies existing at law or in equity and are cumulative of any and all other remedies provided for in any other Loan Document, and, in addition to the remedies herein provided, there shall continue to be available all such other remedies as may now or hereafter exist at law or in equity for the collection of the secured indebtedness and the enforcement of the covenants herein and the foreclosure of the liens or security interests created or evidenced hereby, and the resort to any remedy provided for hereunder or under any such other Loan Document or provided for by law shall not prevent the concurrent or subsequent employment of any other appropriate remedy or remedies.

17

Section 4.10.  Discretion as to Security.  Mortgagee  may resort to any security given by this Mortgage or to any other security now existing or hereafter given to secure the payment of the secured indebtedness, in whole or in part, and in such portions and in such order as may seem best to Mortgagee in its discretion, and any such action (or any delay in taking or decision not to take such action) shall not in any way be considered as a waiver of any of the rights, benefits, liens or security interests created or evidenced by this Mortgage.

Section 4.11.  Mortgagor’s Waiver of Certain Rights.  To the full extent Mortgagor may do so, Mortgagor agrees that Mortgagor will not at any time insist upon, plead, claim or take the benefit or advantage of any law now or hereafter in force providing for any appraisement, valuation, stay, extension or redemption, and Mortgagor, for Mortgagor, Mortgagor’s heirs, devisees, representatives, successors and assigns, and for any and all Persons ever claiming any interest in the Property, to the extent permitted by applicable law, hereby waives and releases all rights of appraisement, valuation, stay of execution, redemption, notice of intention to mature or declare due the whole of the secured indebtedness, notice of election to mature or declare due the whole of the secured indebtedness and all rights to a marshaling of assets of Mortgagor, including the Property, or to a sale in inverse order of alienation in the event of foreclosure of the liens or security interests hereby created.  Mortgagor shall not have or assert any right under any statute or rule of law pertaining to the marshaling of assets, sale in inverse order of alienation, the exemption of homestead, the administration of estates of decedents, or other matters whatever to defeat, reduce or affect the right under the terms of this Mortgage to a sale of the Property for the collection of the secured indebtedness without any prior or different resort for collection, or the right under the terms of this Mortgage to the payment of the secured indebtedness out of the proceeds of sale of the Property in preference to every other claimant whatever.  If any law referred to in this section and now in force, of which Mortgagor or Mortgagor’s heirs, devisees, representatives, successors or assigns or any other Persons claiming any interest in the Property might take advantage despite this section, shall hereafter be repealed or cease to be in force, such law shall not thereafter be deemed to preclude the application of this section.

Section 4.12.  Mortgagor as Tenant Post-Foreclosure.  In the event there is a foreclosure sale hereunder and at the time of such sale Mortgagor or Mortgagor’s representatives, successors or assigns or any other Persons claiming any interest in the Property by, through or under Mortgagor are occupying or using the Property, or any part thereof, each and all shall immediately become the tenant of the purchaser at such sale, which tenancy shall be a tenancy from day to day, terminable at the will of either landlord or tenant, at a reasonable rental per day based upon the value of the property occupied, such rental to be due daily to the purchaser.  To the extent permitted by applicable law, the purchaser at such sale shall, notwithstanding any language herein apparently to the contrary, have the sole option to demand immediate possession following the sale or to permit the occupants to remain as tenants at will.  In the event the tenant fails to surrender possession of said property upon demand, the purchaser shall be entitled to institute and maintain a summary action for possession of the property (such as an action for forcible entry and detainer) in any court having jurisdiction.

18

ARTICLE V.

Miscellaneous

Section 5.1.  Effective as a Financing Statement.  The Property includes, and this Mortgage covers, goods which are or are to become fixtures on the real property described herein and as-extracted collateral related to the real property described herein.  This Mortgage shall be effective as a financing statement (i) filed as a fixture filing with respect to all fixtures included within the Property, (ii) covering as-extracted collateral with respect to all as-extracted collateral included within the Property, and (iii) covering all other Property.  This Mortgage is to be filed for record in the real property records or other appropriate records of each county where any part of the Mortgaged Properties is situated and may also be filed in the offices of the Bureau of Land Management or any federal, state or local agency (or any successor agencies).    The mailing address of Mortgagor is the address of Mortgagor set forth at the end of this Mortgage and the address of Mortgagee from which information concerning the security interests hereunder may be obtained is the address of Mortgagee set forth at the end of this Mortgage.  This Mortgage (and any carbon, photographic, facsimile or other reproduction of this Mortgage) shall be sufficient as a financing statement for all purposes.

Section 5.2.  Authority to File Financing Statements.  Mortgagor hereby authorizes Mortgagee to file, in any filing or recording offices, one or more financing statements (including a copy of this Mortgage) and any renewal or continuation statements thereof, describing the Collateral as Mortgagee deems appropriate (including any such financing statement, renewal or continuation statement that describes the Collateral as “all assets” or “all personal property” of Mortgagor).

Section 5.3.  Notice to Account Debtors.  In addition to, but without limitation of, the rights granted in Article III hereof, Mortgagee may at any time notify the account debtors or obligors of any accounts, chattel paper, negotiable instruments or other evidences of indebtedness included in the Collateral to pay Mortgagee directly.

Section 5.4.  Waivers.  As provided in the Credit Agreement, Mortgagee may at any time and from time to time in writing waive compliance by Mortgagor with any covenant herein made by Mortgagor to the extent and in the manner specified in such writing, or consent to Mortgagor’s doing any act which hereunder Mortgagor is prohibited from doing, or to Mortgagor’s failing to do any act which hereunder Mortgagor is required to do, to the extent and in the manner specified in such writing, or release any part of the Property or any interest therein or any Production Proceeds from the lien and security interest of this Mortgage.  Any party liable, either directly or indirectly, for the secured indebtedness or for any covenant herein or in any other Loan Document may be released from all or any part of such obligations without impairing or releasing the liability of any other party.  No such act shall in any way impair any rights or powers hereunder except to the extent specifically agreed to in such writing.

Section 5.5.  No Impairment of Security.  No lien, security interest or other security right hereunder shall be impaired by any indulgence, moratorium or release, or any renewal, extension or modification, with respect to any secured indebtedness, or any surrender, compromise, release, renewal, extension, exchange or substitution which may be granted in respect of the Property (including Production Proceeds), or any part thereof or any interest therein, or any release or indulgence granted to any endorser, guarantor or surety of any secured indebtedness.

19

Section 5.6.  Acts Not Constituting Waiver.  Any Event of Default may be waived without waiving any other prior or subsequent Event of Default.  Any Event of Default may be remedied by Mortgagee without such remedy constituting a waiver of the Event of Default remedied.  No failure to exercise, and no delay in exercising, any right, power or remedy upon any Event of Default shall be construed as a waiver of such Event of Default or as a waiver of the right to exercise any such right, power or remedy at a later date.  No single or partial exercise of any right, power or remedy hereunder shall exhaust the same or shall preclude any other or further exercise thereof, and every such right, power or remedy hereunder may be exercised at any time and from time to time.  No modification or waiver of any provision hereof nor consent to any departure by Mortgagor therefrom shall in any event be effective unless the same shall be in writing and signed by Mortgagee and then such waiver or consent shall be effective only in the specific instances, for the purpose for which given and to the extent therein specified.  No notice to or demand on Mortgagor in any case shall of itself entitle Mortgagor to any other or further notice or demand in similar or other circumstances.  Acceptance of any payment in an amount less than the amount then due on any secured indebtedness shall be deemed an acceptance on account only and shall not in any way excuse the existence of an Event of Default.

Section 5.7.  Mortgagor’s Successors.  In the event the ownership of the Property or any part thereof becomes vested in a Person other than Mortgagor, then, without notice to Mortgagor, Mortgagee may deal with such successor or successors in interest, with respect to this Mortgage and to the indebtedness secured hereby, in the same manner as with Mortgagor, without in any way vitiating or discharging Mortgagor’s liability hereunder or for the payment of the indebtedness or performance of the obligations secured hereby.  No transfer of the Property, no forbearance, and no extension of the time for the payment of the indebtedness secured hereby shall operate to release, discharge, modify, change or affect, in whole or in part, the liability of Mortgagor (or any other Person) for the payment of the secured indebtedness or the performance of the obligations secured hereby.

Section 5.8.  Subrogation to Existing Liens.  To the extent that the proceeds of the Revolving Line have been used to pay existing indebtedness secured by any outstanding liens, security interests, charges or prior encumbrances against the Property, such proceeds have been advanced at Mortgagor’s request and Mortgagee shall be subrogated to any and all rights, security interests and liens owned by any owner or holder of such outstanding liens, security interests, charges or encumbrances, irrespective of whether said liens, security interests, charges or encumbrances are released, and it is expressly understood that, in consideration of the payment of such indebtedness, Mortgagor hereby waives and releases all demands and causes of action for offsets and payments to, upon or in connection with such existing indebtedness.

Section 5.9.  Application of Payments to Certain Indebtedness.  If any part of the secured indebtedness cannot be lawfully secured by this Mortgage or if any part of the Property cannot be lawfully subject to the liens and security interests hereunder to the full extent of such indebtedness, then all payments made shall be applied on such indebtedness first in discharge of that portion thereof which is not secured by this Mortgage.

20

Section 5.10.  Compliance With Usury Laws.  It is the intent of Mortgagor, Mortgagee and all other parties to the Loan Documents to contract in strict compliance with applicable usury law from time to time in effect.  In furtherance thereof, it is stipulated and agreed that, as more fully provided in the Credit Agreement, none of the terms and provisions contained herein shall ever be construed to create a contract to pay, for the use, forbearance or detention of money, interest in excess of the maximum amount of interest permitted to be collected, charged, taken, reserved, or received by applicable law from time to time in effect.

Section 5.11.  Notices.  All notices, requests, consents, demands and other communications required or permitted hereunder shall be in writing and shall be deemed sufficiently given or furnished if delivered in compliance with the Credit Agreement.  Notwithstanding the foregoing, or anything else in the Loan Documents which may appear to the contrary, any notice given in connection with a foreclosure of the liens or security interests created hereunder, or otherwise in connection with the exercise by Mortgagee of its respective rights hereunder or under any other Loan Document, which is given in a manner permitted by applicable law shall constitute proper notice, and, without limitation of the foregoing, notice given in a form required or permitted by statute shall (as to the portion of the Property to which such statute is applicable) constitute proper notice.

Section 5.12.  Invalidity of Certain Provisions.  A determination that any provision of this Mortgage is unenforceable or invalid shall not affect the enforceability or validity of any other provision and the determination that the application of any provision of this Mortgage to any Person or circumstance is illegal or unenforceable shall not affect the enforceability or validity of such provision as it may apply to other Persons or circumstances.

Section 5.13.  Interpretation, etc.  All references in this Mortgage to Exhibits, Schedules, articles, sections, subsections, definitions and other subdivisions refer to the Exhibits, Schedules, articles, sections, subsections, definitions and other subdivisions of this Mortgage unless expressly provided otherwise. References to any document, instrument, or agreement (a) shall include all exhibits, schedules, and other attachments thereto, and (b) shall include all amendments, supplements or restatements thereof. Titles appearing at the beginning of any subdivisions hereof are for convenience only and do not constitute any part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions.  The words “this Mortgage”, “this instrument”, “herein”, “hereof”, “hereby”, “hereunder” and words of similar import refer to this Mortgage as a whole and not to any particular subdivision unless expressly so limited.  The phrases “this section” and “this subsection” and similar phrases refer only to the sections or subsections hereof in which such phrases occur.  The word “or” is not exclusive, and the word “including” (in its various forms) means “including without limitation”.  References to a Person’s “discretion” refer to such Person’s sole and absolute discretion.  Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.  Unless otherwise specified, references herein to any particular Person also refer to its successors and permitted assigns.  This Mortgage has been reviewed and negotiated by sophisticated parties with access to legal counsel and no rule of construction shall apply hereto or thereto which would require or allow this Mortgage to be construed against any party because of its role in drafting this Mortgage.

21

Section 5.14.  Certain Consents.  Except where otherwise expressly provided herein, in any instance hereunder where the approval, consent or the exercise of judgment of Mortgagee is required, the granting or denial of such approval or consent and the exercise of such judgment shall be within the discretion of such party, and such party shall not, for any reason or to any extent, be required to grant such approval or consent or exercise such judgment in any particular manner, regardless of the reasonableness of either the request or the judgment of such party.

Section 5.15.  Authority of Mortgagee.  Mortgagee may provide for and regulate the exercise of rights and remedies hereunder, but, unless and until modified to the contrary in writing signed by all such Persons and recorded in the same counties or parishes as this Mortgage is recorded, (i) all Persons other than Mortgagor and its affiliates shall be entitled to rely on the releases, waivers, consents, approvals, notifications and other acts of Mortgagee (including the appointment of substitute or successor trustee, or trustees, hereunder and the bidding in of all or any part of the secured indebtedness held by Mortgagee, whether the same be conducted under the provisions hereof or otherwise), without inquiry into any such agreements or the existence of required consent or approval of any Persons constituting Mortgagee and without the joinder of any party other than Mortgagee in such releases, waivers, consents, approvals, notifications or other acts and (ii) all notices, requests, consents, demands and other communications required or permitted to be given hereunder may be given to Mortgagee.

Section 5.16.  Counterparts.  This Mortgage may be executed in several counterparts, all of which are identical, except that, to facilitate recordation, certain counterparts hereof may include only that portion of Exhibit A that contains descriptions of the properties located in (or otherwise subject to the recording or filing requirements or protections of the recording or filing acts or regulations of) the recording jurisdiction in which the particular counterpart is to be recorded, and other portions of Exhibit A shall be included in such counterparts by reference only.  All of the counterparts hereof shall constitute one and the same instrument.  Executed counterparts of this Mortgage containing the entire Exhibit A have been retained by Mortgagor and Mortgagee.

Section 5.17.  Successors and Assigns.  The terms, provisions, covenants, representations, indemnifications and conditions hereof shall be binding upon Mortgagor, and the successors and assigns of Mortgagor, and shall inure to the benefit of Mortgagee and its respective successors and assigns, and shall constitute covenants running with the Mortgaged Properties.  All references in this Mortgage to Mortgagor or Mortgagee shall be deemed to include all such successors and assigns.

Section 5.18.  Place of Payment.  All secured indebtedness which may be owing hereunder at any time by Mortgagor shall be payable at the place designated in the Credit Agreement or other governing instrument or, if no such designation is made, at the address of Mortgagee indicated at the end of this Mortgage or at such other place as Mortgagee may designate in writing.

22

Section 5.19.  Choice of Law.  This Mortgage shall be construed and enforced in accordance with and governed by the laws of the State of [North Dakota] and the laws of the United States of America, except to the extent the laws of a State in which a portion of the Property is located (or which is otherwise applicable to a portion of the Property) necessarily, or in the discretion of Mortgagee appropriately, govern with respect to procedural and substantive matters relating to the creation, record notice, attachment, perfection or enforcement of the liens and security interests and other rights and remedies of Mortgagee granted or provided herein.

Section 5.20.  Final Agreement of the Parties.  The written Loan Documents represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties.  There are no unwritten oral agreements between the parties.

 [The remainder of this page is intentionally left blank.]

23

IN WITNESS WHEREOF, this instrument is executed by Mortgagor on the date set forth in the acknowledgment below, to be effective for all purposes as of the date first written above.

BLACK RIDGE OIL & GAS, INC.

By:
[Name]
[Title]

The address of Mortgagee is: 90 South Seventh Street Suite 4300 Minneapolis, MN 55402 Attention: James A. Berman	The address of Mortgagor is: 10275 Wayzata Boulevard Suite 310 Minnetonka, MN 55305 Attention: James A. Moe

Signature Page

ACKNOWLEDGEMENT

STATE OF ___________	§
§
COUNTY OF ___________	§

The foregoing instrument was acknowledged before me this ______, 201_ by __________, the __________ of Black Ridge Oil & Gas, Inc., a Delaware corporation, on behalf of the corporation.

___________________________________ Notary Public, State of __________ ___________________________________ Printed Name

My Commission Expires:  _______________
[Notarial Seal]

Acknowledgment Page

EXHIBIT A

DESCRIPTION OF MORTGAGED PROPERTIES

EXHIBIT B

FORM OF BORROWER SECURITY AGREEMENT

SECURITY AGREEMENT

THIS SECURITY AGREEMENT, is made as of __________, 201_, by BLACK RIDGE OIL & GAS, INC., a Delaware corporation (the “Debtor”), in favor of DOUGHERTY FUNDING LLC, a Delaware limited liability company (the “Secured Party”).

To secure the payment and performance of (i) all debts, liabilities and obligations of the Debtor pursuant to that certain Secured Revolving Credit Agreement dated as of April 4, 2012 by and between the Debtor and the Secured Party (the “Credit Agreement”) and (ii) each and every other debt, liability, and obligation of every type and description that the Debtor, now or at any time hereafter, may owe to the Secured Party (whether such debt, liability, or obligation now exists or is hereafter created or incurred, whether it arises under or is evidenced by this Agreement, the Credit Agreement, any other document executed in connection with the Credit Agreement, or any other present or future instrument or agreement, or by operation of law, and whether it is or may be direct or indirect, due or to become due, absolute or contingent, primary or secondary, liquidated or unliquidated, or sole, joint, several, or joint and several) (all such debts, liabilities, and obligations of the Debtor to the Secured Party collectively referred to as the “Secured Obligations”), the Debtor hereby agrees as follows:

1.   SECURITY INTEREST AND COLLATERAL.  To secure the payment and performance of the Secured Obligations, the Debtor hereby grants to the Secured Party a security interest (herein called the “Security Interest”) in and to the following property (hereinafter collectively referred to as the “Collateral”):

(a)
all of the Borrower’s accounts, contract rights, instruments (including those evidencing indebtedness owed to the Borrower by its affiliates), documents, chattel paper (including electronic chattel paper), general intangibles relating to accounts, drafts and acceptances, credit card receivables and all other forms of obligations owing to the Borrower arising out of or in connection with the sale or lease of Inventory or the rendition of services, all supporting obligations, guarantees and other security therefor, whether secured or unsecured, now existing or hereafter created, and whether or not specifically sold or assigned to the Lender hereunder, including, without limitation, any and all royalties, licenses and/or payments received by the Borrower in respect of that certain License Agreement between the Borrower and a subsidiary of PartyGaming, PLC (the “WPT License Agreement”) and any distributions, dividends and/or payments received by the Borrower or any subsidiary of the Borrower as a result of any working interest the Borrower or any subsidiary of the Borrower may have with respect to any working interest in any oil and gas well (collectively, “Receivables”);

(b)
all of the Borrower’s equipment whether now owned or hereafter acquired and wherever located including all equipment, machinery, apparatus, motor vehicles, fittings, furniture, furnishings, fixtures, parts, accessories and all replacements and substitutions therefor or accessions thereto (collectively, “Equipment”);

(c)
all of the Borrower’s general intangibles, whether now owned or hereafter acquired, including all payment intangibles, all choses in action, causes of action, corporate or other business records, inventions, designs, patents, patent applications, equipment formulations, manufacturing procedures, quality control procedures, trademarks, trademark applications, service marks, trade secrets, goodwill, copyrights, design rights, software, computer information, source codes, codes, records and updates, registrations, licenses, franchises, customer lists, tax refunds, tax refund claims, computer programs, all claims under guaranties, security interests or other security held by or granted to the Borrower to secure payment of any of the Receivables by a person that is either an account debtor with respect to any Receivable and/or the prospective purchaser of goods, services or both with respect to any contract or contract right, and/or any party who enters into or proposes to enter into any contract or other arrangement with the Borrower, pursuant to which the Borrower is to deliver any personal property or perform any services (a “Customer”) (other than to the extent covered by Receivables), all rights of indemnification and all other intangible property of every kind and nature (other than Receivables) (collectively, “General Intangibles”);

(d)
all of the Borrower’s now owned or hereafter acquired goods, merchandise and other personal property, wherever located, to be furnished under any consignment arrangement, contract of service or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in the Borrower’s business or used in selling or furnishing such goods, merchandise and other personal property, and all documents of title or other documents representing them.  Inventory shall include specifically, but not be limited to, petroleum, natural gas, and other minerals, chemicals and substances extracted from under the ground by way of any extraction procedures or processes (collectively, “Inventory”);

(e)
all of the Borrower’s now owned or hereafter acquired securities (whether certificated or uncertificated), securities entitlements, securities accounts, commodities contracts and commodities accounts (collectively, “Investment Property”);

(f)
all of the Borrower’s right, title and interest in and to, whether now owned or hereafter acquired and wherever located, (i) its respective goods and other property including, but not limited to, all merchandise returned or rejected by Customers, relating to or securing any of the Receivables; (ii) all of the Borrower’s rights as a consignor, a consignee, an unpaid vendor, mechanic, artisan, or other lienor, including stoppage in transit, setoff, detinue, replevin, reclamation and repurchase; (iii) all additional amounts due to the Borrower from any Customer relating to the Receivables; (iv) other property, including warranty claims, relating to any goods securing the Note and the Advances; (v) all of the Borrower’s contract rights, rights of payment that have been earned under a contract right, instruments (including promissory notes), documents, chattel paper (including electronic chattel paper), warehouse receipts, deposit accounts, letters of credit and money, including all right, title and interest in and to the WPT License Agreement; (vi) all commercial tort claims (whether now existing or hereafter arising) and all other litigation claims (whether now existing or hereafter arising), including all of the Borrower’s right, title and interest in and to (I) the litigation against Deloitte & Touche and (II) the litigation relating to the WPT License Agreement and the royalties relating thereto; (vii) if and when obtained by the Borrower, all real and personal property of third parties in which the Borrower has been granted a lien or security interest as security for the payment or enforcement of Receivables; (viii) all letter of credit rights (whether or not the respective letter of credit is evidenced by a writing); (ix) all supporting obligations; and (x) any other goods, personal property or real property now owned or hereafter acquired in which the Borrower expressly has granted a security interest or may in the future grant a security interest to the Lender under this Agreement, or in any amendment or supplement thereto, or under any other agreement between the Lender and the Borrower;

(g)
all oil, gas, other hydrocarbons, and other minerals at any time produced from or allocated to the “Borrower Property” (as defined in the Credit Agreement) and all products processed or obtained therefrom (herein collectively called the “Production”), together with all accounts arising out of the sale of Production and all other proceeds of Production (regardless of whether or not the Production, such accounts and such proceeds constitute “as-extracted collateral” under the UCC), and all liens and security interests securing payment of the proceeds of Production, including those liens and security interests provided for under (i) statutes enacted in the jurisdictions in which the Borrower Property are located, or (ii) statutes made applicable to the Borrower Property under federal law (or some combination of federal and state law);

(h)
without limitation of or by any other provisions of this Section 1.3, all payments received in lieu of Production (regardless of whether such payments accrued, or the events which gave rise to such payments occurred on, before or after the date hereof), including “take or pay” payments and similar payments, payments received in settlement of or pursuant to a judgment rendered with respect to take or pay or similar obligations or other obligations under a production sales contract, payments received in buyout or buydown or other settlement of a production sales contract, and payments received under a gas balancing or similar agreement as a result of (or received otherwise in settlement of or pursuant to judgment rendered with respect to) rights held by the Borrower as a result of the Borrower (or its predecessors in title) taking or having taken less gas from lands covered by a Borrower Property (or lands pooled or unitized therewith) than their ownership of such Borrower Property would entitle them to receive (the payments described in this subsection (h) being herein called “Payments in Lieu of Production”);

(i)	without limitation of or by the foregoing, all rights and interests of the Borrower under any hedging contract now or hereafter executed;

(j)
all geological, geophysical, engineering, accounting, title, legal, and other technical or business data concerning the Borrower Property, the Production or any other item of Property (as herein defined), which data is now or hereafter in the possession of the Borrower or in which the Borrower can otherwise grant a security interest, and all books, files, records, magnetic media, software, and other forms of recording or obtaining access to such data;

(k)
all of the Borrower’s ledger sheets, ledger cards, files, correspondence, records, books of account, business papers, computers, computer software (owned by the Borrower or in which it has an interest), computer programs, tapes, disks and documents relating to subsections (a), (b), (c), (d), (e), (f), (g), (h), (i), and (j) above; and

(l)
all substitutions and replacements for and proceeds and products of subsections (a), (b), (c), (d), (e), (f), (g), (h), (i), (j), and (k) in whatever form, including, but not limited to:  cash, deposit accounts (whether or not comprised solely of proceeds), certificates of deposit, insurance proceeds (including hazard, flood and credit insurance), negotiable instruments and other instruments for the payment of money, chattel paper, security agreements, documents, eminent domain proceeds, condemnation proceeds and tort claim proceeds and, in the case of all tangible Collateral, together with (i) all accessories, attachments, parts, equipment, accessions, and repairs now or hereafter attached or affixed to or used in connection with any such goods, and (ii) all warehouse receipts, bills of lading, and other documents of title now or hereafter covering such goods.

2.   REPRESENTATIONS, WARRANTIES AND AGREEMENTS.  The Debtor hereby represents and warrants to, and covenants and agrees with, the Secured Party as follows:

(a)	Except as set forth on Exhibit A, the Debtor does not own any interest in any copyrights, patents, or trademarks that are registered under either federal or state law.

(b)	Except as set forth on Exhibit A, the Debtor does not own any interest in any certificated vehicle or piece of equipment.

(c)
The Collateral will be used primarily for business purposes.  The Debtor’s chief executive office is located at 10275 Wayzata Boulevard, Suite 310, Minneapolis, Minnesota 55305, and it keeps and will keep all of its books and records with respect to all of its accounts at such address.

(d)
If any part or all of the Collateral will become so related to particular real estate (other than the “Borrower Property” as defined in the Credit Agreement) as to become a fixture, the Debtor will promptly advise the Secured Party as to the real estate concerned and the record owner thereof and will execute and deliver any and all instruments necessary to perfect the Security Interest therein and to assure that such Security Interest will be prior to the interest therein of the owner of the real estate.

(e)
During the preceding one (1) year, [other than_____,] the Debtor has not changed its name or operated or conducted business under any trade name or “d/b/a” that is different from its corporate name [, except that _____].  The Debtor shall notify the Secured Party promptly of any change in the Debtor’s corporate name or if the Debtor operates or conducts business under any trade name or “d/b/a” that is different from such name or the trade names or “d/b/a’s” that are identified in the preceding sentence.  The Debtor will not change the state under which it is organized or merge or consolidate with or into any other entity.

(f)
The Debtor has (or will have at the time the Debtor acquires rights in Collateral hereafter acquired or arising) and will maintain good and marketable title to each item of Collateral free and clear of all security interests, liens and encumbrances, except the Security Interest and such other security interests, liens and encumbrances as are listed on Exhibit B hereto (the Security Interest and the security interests, liens and encumbrances listed on Exhibit B are hereinafter collectively referred to as the “Permitted Interests”), and will defend the Collateral against all claims or demands of all persons other than the Secured Party and those holding Permitted Interests.  Except as permitted pursuant to Section 14(L) of the Credit Agreement, the Debtor will not sell or otherwise dispose of the Collateral or any interest therein.

(g)
The Debtor will not permit any Collateral to be located in any state (and, if county filing is required, in any county) in which a financing statement covering such Collateral is required to be filed for perfection of the Security Interest but has not in fact been filed.

(h)
All rights to payment and all instruments, documents, chattel paper and other agreements constituting or evidencing Collateral are (or will be when arising or issued) the valid, genuine, and legally enforceable obligation, subject to no defense, set-off, or counterclaim (other than those arising in the ordinary course of business) of each account debtor or other obligor named therein or in the Debtor’s records pertaining thereto as being obligated to pay such obligation.  The Debtor will not agree to any modification, amendment, or cancellation of any such obligation in excess of $25,000 without the Secured Party’s prior written consent and will not subordinate any such right to payment to claims of other creditors of such account debtor or other obligor.

(i)
The Debtor will (i) keep all Collateral free and clear of all security interests, liens, and encumbrances except the Permitted Interests; (ii) if the Secured Party at any time reasonably requests, promptly deliver to the Secured Party any instrument, document, or chattel paper constituting Collateral, duly endorsed or assigned by the Debtor to the Secured Party; (iii) from time to time execute such financing statements as the Secured Party reasonably may deem to be required to be filed to perfect the Security Interest and, if any Collateral is covered by a certificate of title, execute such documents as may be required to have the Security Interest properly noted on a certificate of title; (iv) pay when due or reimburse the Secured Party on demand for all costs of  collection of any of the Secured Obligations and, subject to any limitations set forth in the Credit Agreement, all other out-of-pocket expenses (including in each case all reasonable attorneys’ fees) incurred by Secured Party in connection with the creation, perfection, satisfaction, or enforcement of the Security Interest or the execution or creation, continuance, or enforcement of this Agreement or any or all of the Secured Obligations including expenses incurred in any litigation or bankruptcy or insolvency proceedings; (v) execute, deliver, or endorse any and all instruments, documents, assignments, security agreements, and other agreements and writings which the Secured Party may at any time reasonably request to secure, protect, perfect, or enforce the Security Interest and the Secured Party’s rights under this Agreement, including, without limitation, an assignment of claim with respect to any account that is a government receivable; (vi) permit the Secured Party at any time and from time to time to send requests to account debtors or other obligors for verification of amounts owed to the Debtor; and (vii) otherwise comply with all covenants, terms, and provisions set forth in the Credit Agreement that apply to the Collateral.  If the Debtor at any time fails to perform or observe any agreement contained in this Section 2(i) (without regard to Section 2(i)(vii), a failure with respect to which the Credit Agreement covers), and if such failure shall continue for a period of thirty (30) calendar days after the Secured Party gives the Debtor written notice thereof (or, in the case of the agreements contained in clause (iii) of this Section 2(i), immediately upon the occurrence of such failure, without notice or lapse of time) the Secured Party may (but need not) perform or observe such agreement on behalf, and in the name, place, and stead, of the Debtor (or, at the Secured Party’s option, in the Secured Party’s own name) and may (but need not) take any and all other actions that the Secured Party reasonably may deem to be necessary to cure or correct such failure (including, without limitation, the payment of taxes, the satisfaction of security interests, liens, or encumbrances (other than Permitted Interests), the performance of obligations under contracts or agreements with account debtors or other obligors, the procurement and maintenance of insurance, the execution of financing statements, the endorsement of instruments, and the procurement of repairs, transportation, or insurance); and, except to the extent that the effect of such payment would be to render any loan or forbearance of money usurious or otherwise illegal under any applicable law, the Debtor shall thereupon pay the Secured Party on demand the amount of all moneys expended and all costs and expenses (including reasonable attorneys’ fees) incurred by the Secured Party in connection with or as a result of the Secured Party’s performing or observing such agreements or taking such actions, together with interest thereon from the date expended or  incurred by the Secured Party at the rate provided for in the Credit Agreement with respect to the Note.  To facilitate the performance or observance by the Secured Party of such agreements of the Debtor, the Debtor hereby irrevocably appoints (which appointment is coupled with an interest) the Secured Party, or its delegate, as the attorney-in-fact of the Debtor with the right (but not the duty) from time to time to create, prepare, complete, execute, deliver, endorse, or file, in the name and on behalf of the Debtor, any and all instruments, documents, financing statements, applications for insurance and other agreements and writings required to be obtained, executed, delivered or endorsed by the Debtor under this Section 2.

3.   ASSIGNMENT OF INSURANCE.  The Debtor hereby assigns to the Secured Party, as additional security for the payment of the Secured Obligations, any and all moneys (including but not limited to proceeds of insurance and refunds of unearned premiums) due or to become due under, and all other rights of the Debtor under or with respect to, any and all policies of insurance covering the Collateral, and the Debtor hereby directs the issuer of any such policy to pay any such moneys to the Secured Party.  Upon the occurrence and during the continuance of an Event of Default under the Credit Agreement, the Secured Party may (but need not) in its own name or in the Debtor’s name, execute and deliver proofs of claim, receive all such monies (subject to the Debtor’s rights), endorse checks and other instruments representing payment of such monies, and adjust, litigate, compromise or release any claim against the issuer of any such policy.

4.   COLLECTION OF ACCOUNTS.   The Secured Party may, or at the Secured Party’s request, the Debtor shall, upon the occurrence and during the continuance of an Event of Default under the Credit Agreement, notify any account debtor or any obligor on an instrument or contract to make payment directly to a post office box specified by and under the sole control of the Secured Party, whether or not the Secured Party was theretofore making collections with respect thereto, and the Secured Party shall be entitled to take control of any proceeds thereof.  If so requested by the Secured Party, the Debtor shall insert appropriate language on each invoice directing its customers to make payment to such post office box.  The Debtor hereby authorizes and directs the Secured Party to deposit into a special collateral account to be established and maintained with the Secured Party all checks, drafts, cash payments, or other payments received in the lock box.  All deposits in said collateral account shall constitute proceeds of Collateral and shall not constitute payment of any of the Secured Obligations.  At its option, the Secured Party, at any time, may apply finally collected funds on deposit in said collateral account to the payment of the Secured Obligations in such order of application as the Secured Party may determine, or permit the Debtor to withdraw all or any part of the balance on deposit in said collateral account.  If a collateral account is so established the Debtor agrees that it will deliver promptly to the Secured Party for deposit into said collateral account, all payments on accounts and chattel paper received by it.  All such payments shall be delivered to the Secured Party in the form received (except for the Debtor’s endorsement where necessary).  Until so deposited, all payments on accounts and chattel paper received by the Debtor shall be held in trust by the Debtor for and as the property of the Secured Party and shall not be commingled with any funds or property of the Debtor.

5.   REMEDIES.  Upon the occurrence of an Event of Default under the Credit Agreement, and at any time thereafter, the Secured Party may exercise any one or more of the following rights or remedies if any or all of the Secured Obligations are not paid when due: (i) exercise and enforce any or all rights and remedies available after default to a secured party under the Uniform Commercial Code, including but not limited to the right to take possession of any Collateral, proceeding without judicial process or by judicial process (without a prior hearing or notice thereof, which the Debtor hereby expressly waives), and the right to sell, lease or otherwise dispose of or use any or all of the Collateral; (ii) the Secured Party may require the Debtor to assemble the Collateral and make it available to the Secured Party at a place to be designated by the Secured Party that is reasonably convenient to both parties; (iii) exercise the Debtor’s rights under any lease agreements regardless of whether or not the Debtor is in default under such leases; and (iv) exercise or enforce any or all other rights or remedies available to the Secured Party by law or agreement against the Collateral, against the Debtor or against any other person or property.  The Secured Party hereby is granted a nonexclusive, worldwide, and royalty-free license to use or otherwise to exploit all trademarks, franchises, copyrights, and patents of the Debtor that the Secured Party deems necessary or appropriate to the disposition of any Collateral.  If notice to the Debtor of any intended disposition of Collateral or any other intended action is required by law in a particular instance, such notice shall be deemed commercially reasonable if given (in the manner specified in Section 6 hereof) at least ten (10) calendar days prior to the date of intended disposition or other action.

6.   MISCELLANEOUS.  This Agreement does not contemplate a sale of accounts or chattel paper, and, as provided by law, the Debtor is entitled to any surplus and shall remain liable for any deficiency.  This Agreement can be waived, modified, amended, terminated, or discharged, and the Security Interest can be released, only explicitly in a writing signed by the Secured Party.  A waiver signed by the Secured Party shall be effective only in the specific instance and for the purpose given.  Mere delay or failure to act shall not preclude the exercise or enforcement of any of the Secured Party’s rights or remedies. All rights and remedies of the Secured Party shall be cumulative and may be exercised singularly or concurrently, at the Secured Party’s option, and the exercise or enforcement of any one such right or remedy shall neither be a condition to nor bar the exercise or enforcement of any other. All notices to be given to the Debtor shall be deemed sufficiently given if given in accordance with the Credit Agreement, to the Debtor at its address set forth herein.  The Secured Party’s duty of care with respect to Collateral in its possession (as imposed by law) shall be deemed fulfilled if the Secured Party exercises reasonable care in physically safe keeping such Collateral or, in the case of Collateral in the custody or possession of a bailee or other third person, exercises reasonable care in the selection of the bailee or other third person, and the Secured Party need not otherwise preserve, protect, insure, or care for any Collateral.  The Secured Party shall not be obligated to preserve any rights that the Debtor may have against any other party, to realize on the Collateral at all or in any  particular manner or order, or to apply any cash proceeds of the Collateral in any particular order of application.  This Agreement shall be binding upon and inure to the benefit of the Debtor, the Secured Party, and their respective successors and assigns and shall take effect when signed by the Debtor and delivered to the Secured Party, and the Debtor waives notice of the Secured Party’s acceptance hereof.  The Secured Party may execute this Agreement if appropriate for the purpose of filing, but the failure of the Secured Party to execute this Agreement shall not affect or impair the validity or effectiveness of this Agreement. Except to the extent otherwise required by law, this Agreement shall be governed by the laws of the State of Minnesota, and, unless the context otherwise requires, all terms used herein that are defined in the Uniform Commercial Code, as in effect in said state shall have the meanings therein stated and all capitalized terms used herein that are defined in the Credit Agreement shall have the meanings therein stated.  If any provision or application of this Agreement is held unlawful or unenforceable in any respect, such illegality or unenforceability shall not affect other provisions or applications that can be given effect, and this Agreement shall be construed as if the unlawful or unenforceable provision or application had never been contained herein or prescribed hereby. All representations and warranties contained in this Agreement shall survive the execution, delivery, and performance of this Agreement and the creation and payment of the Secured Obligations.

[THE REMAINDER OF THIS PAGE HAS BEEN LEFT BLANK INTENTIONALLY.
SIGNATURE PAGE FOLLOWS.]

IN WITNESS WHEREOF, the Debtor has executed and delivered to the Secured Party this Security Agreement as of the day and year first above written.

BLACK RIDGE OIL & GAS, INC.

By:
[Name]
[Title]

[SIGNATURE PAGE TO SECURITY AGREEMENT]

EXHIBIT A

(Certificated Vehicles and Equipment)

None

(Copyrights, patents and trademarks)

None

EXHIBIT B

(Permitted Security Interests)

“Permitted Interests” (as defined in, and to the extent provided in, the Credit Agreement)

EXHIBIT C

FORM OF
CERTIFICATE OF CHIEF FINANCIAL OFFICER

The undersigned hereby certifies, in his capacity as the Chief Financial Officer of Black Ridge Oil & Gas, Inc. (the “Borrower), on behalf of the Borrower, as follows:

(i)   The financial statement(s) attached hereto, or filed with the United States Securities and Exchange Commission (or any successor thereto) on _________, 201_,  are complete and correct in all material respects and fairly present the financial condition of the Borrower, as of the date of said financial statement(s) and the results of its business operations for the period covered thereby, and have been prepared in accordance with generally accepted accounting principles, consistently applied.

(ii)   The representations and warranties of the Borrower set forth and contained in the Secured Revolving Credit Agreement dated as of April 4, 2012, by and between the Lender and the Borrower, as the same may be amended from time to time (the “Credit Agreement”) and in the documents related thereto are true and correct in all material respects as of the date hereof.

(iii)   No Event of Default (as that term is defined in the Credit Agreement), and no event that with the giving of notice, the passage of time. or both could constitute an Event of Default, has occurred or is continuing as of the date hereof.

IN WITNESS WHEREOF, the undersigned has signed and delivered this Certificate to the Lender pursuant to Section 14(A)(3) of the Credit Agreement as of the _____ day of ________________, 201_, for the period ending as of the ____ day of _________________, 201_.

________________________________ Name: James A. Moe Title: Chief Financial Officer

EXHIBIT D

FORM OF
QUARTERLY COMPLIANCE CERTIFICATE

The undersigned hereby certifies, in his capacity as the [Chief Executive Officer / Chief Financial Officer] of Black Ridge Oil & Gas, Inc. (the “Borrower), on behalf of the Borrower, as follows:

1.	I am the [Chief Executive Officer / Chief Financial Officer] of the Borrower.

2.
Reference is made to that certain Secured Revolving Credit Agreement dated as of April 4, 2012, by and between Dougherty Funding LLC and the Borrower, as the same may be amended from time to time (the “Credit Agreement”). Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Credit Agreement.

3.
I have reviewed the Credit Agreement and have made, or have caused to be made under my supervision, such examination or investigation as is necessary to enable me to express an informed opinion as to the matters referred to herein.

4.
Attached is the Borrowing Base Certificate as of the quarter ended ______________, 201_.  The Borrowing Base equals or exceeds the outstanding amount of Advances as of the quarter ended ___________, 201_.

5.	The Borrower did not have a Balance Sheet Available Cash Shortfall during the quarter ended __________, 201_.

6.	The Balance Sheet Available Cash of the Borrower as of the quarter ended ___________, 201_ was $___________.

7.	Twelve (12) months’ of regularly scheduled payments of interest on the outstanding amount of Advances as of the quarter ended ___________, 201_ equals $___________.

8.	Accordingly, as of the quarter ended ____________, 201_, the Borrower had Balance Sheet Available Cash that satisfied the requirements of Section 14(J) of the Credit Agreement.

9.	The calculation attached to this Certificate supports the certifications that are set forth in Paragraph 5 through 7 of this Certificate.

IN WITNESS WHEREOF, the undersigned has signed and delivered this Certificate to the Lender pursuant to Section 14(A)(5) of the Credit Agreement as of the _____ day of ________________, 201_, for the period ending as of the ____ day of _________________, 201_.

________________________________ Name: ___________________________ Title: ____________________________

EXHIBIT E

FORM OF
ADVANCE REQUEST

The undersigned Black Ridge Oil & Gas, Inc., a Delaware corporation (the “Borrower”), requests an advance from Dougherty Funding LLC, a Delaware limited liability company (the “Lender”), pursuant to the terms and conditions set forth in the Secured Revolving Credit Agreement dated as of April 4, 2012, by and between the Lender and the Borrower, as the same may be amended from time to time (the “Credit Agreement”) and, in support of this request, certifies the following:

(i)   The amount of the requested Advance is $____________.

(ii)   Of the amount that is set forth in Paragraph 1, the amount of $________ is a request for reimbursement for expenditures that the Borrower previously has incurred and has paid to the applicable payee or payees.  Attached to this request is proof of each applicable payee’s receipt of the Borrower’s payment to the payee.

(iii)   The date by which the Borrower requests that the Advance be disbursed is _________, 201_.

(iv)   Attached to this request is a copy of each executed Authorization for Expenditure that the Borrower previously has not provided to the Lender, which is in full force and effect, with respect to which amounts requested pursuant to this request will be applied.  The following is each Authorization for Expenditure that the Borrower previously has provided to the Lender, which remains in full force and effect, with respect to which amounts requested pursuant to this request will be applied:  [List any such Authorizations for Expenditure]

(v)   Attached to this request is a copy of Borrowing Base Certificate that includes each Joint Interest Billing Statement with respect to which amounts requested pursuant to this request will be applied.  The Borrowing Base equals or exceeds the outstanding amount of Advances.  The Borrower’s “Working Interest” percentage that is being applied with respect to each such Joint Interest Billing Statement is consistent with the Authorization for Expenditure to which such Joint Interest Billing Statement relates.

(vi)   [Attached to this request is a description of all other documents that were provided to the Borrower with respect to each Joint Interest Billing Statement (other than the back-up, expenditure information) or the well to which it relates since the last requested Advance with respect to such well.] OR [Attached to this request are copies of all other documents that were provided to the Borrower with respect to each Joint Interest Billing Statement (other than the back-up, expenditure information) or the well to which it relates since the last requested Advance with respect to such well.]

(vii)   The representations and warranties of the Borrower set forth and contained in the Credit Agreement and in the documents related thereto are true and correct in all material respects as of the date hereof.

(viii)   No Event of Default (as that term is defined in the Credit Agreement), and no event that with the giving of notice, the passage of time. or both could constitute an Event of Default, has occurred or is continuing as of the date hereof.

(ix)   All Borrower Property with respect to which the Borrower is requesting an amount pursuant to this request is Held by Production [, except as follows].

[The following Borrower Property with respect to which the Borrower is requesting an amount pursuant to this request is not Held by Production:  [List such Borrower Property].  The amount of the requested Advance to be applied with respect to such Borrower Property is $_______.  The expected timeframe for establishing when the Borrower Property will be Held by Production is __________, which will be established by __________.  The lease that applies with respect to such Borrower Property will terminate on _______, 201_ if it is not Held by Production by such date.]  [Repeat as to each applicable Borrower Property.]

(x)   The Borrower does not have a Balance Sheet Available Cash Shortfall as of the date of this request, and will not have a Balance Sheet Available Cash Shortfall taking into account the amount of Advance requested pursuant to this request, as evidenced by the calculation attached to this request.

(xi)   [If applicable:  Check #______, which was a payment that was made with funds from a prior Advance, is outstanding.  The Borrower confirms that the check was sent to the payee and that Account #_________, which is the account on which the check was drawn, contains, and will continue to contain, adequate funds to cover the outstanding check and all other outstanding checks drawn on the account.]

IN WITNESS WHEREOF, the undersigned has signed and delivered this request for an Advance as of the _____ day of ________________, 201_.

BLACK RIDGE OIL & GAS, INC.

___________________________________ Name:______________________________ Its:________________________________

EXHIBIT F

CONTINGENT LIABILITIES

NONE

1